ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made as of December 4, 2001, is by and among:

     Henredon Furniture Industries, Inc. ("Henredon"), Drexel Heritage Furnishings Inc. ("Drexel Heritage"), Maitland-Smith, Inc. ("Maitland-Smith") and Maitland-Smith Pacific, Ltd. ("Pacific") (Henredon, Drexel Heritage, Maitland-Smith and Pacific are collectively referred to as the "Selling Companies") and LifeStyle Furnishings International Ltd. ("LifeStyle") (the Selling Companies and LifeStyle are collectively referred to as "Sellers"),
                                       and
     HDM Furniture Industries, Inc. ("Buyer") and Furniture Brands International, Inc. ("Furniture Brands International") (Buyer and Furniture Brands International are collectively referred to as "Buyers"),

     WHEREAS, Buyers desire to purchase and assume from Sellers and Sellers desire to sell and assign to Buyers, the Acquired Assets and Assumed Liabilities (as defined in this Agreement), upon the terms and subject to the conditions set forth in this Agreement;

     NOW THEREFORE, intending to be legally bound, the parties to this Agreement agree as follows:

                                    ARTICLE 1
                                    ---------
                           Purchase and Sale; Closing
                           --------------------------

     Section 1.1. Acquired Assets. As used in this Agreement, "Acquired Assets" shall mean all of the assets, properties, rights, contracts, names, claims, shares of stock of the Subsidiaries (as defined herein), operations and businesses of the Selling Companies of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, including, without limitation, the assets described in the following paragraphs (a) through
(m) but excluding the Excluded Assets (as defined in paragraph (n)):

     (a) Real Estate. Title in fee simple to the real property owned by the Selling Companies, and described in Schedule 2.6(a)(i), together with all improvements, appurtenances, and structures thereon;

     (b) Real Property Leases. All interests of the Selling Companies in all real property Leases including, without limitation, the Leases listed in
Schedule 2.6(a)(ii), together with all prepaid rent, security deposits and options to renew or purchase thereunder, and subject only to the respective limitations and obligations set forth in the Leases;

     (c) Personal Property. Title to, or the leasehold interests of the Selling Companies in, all of the Selling Companies' personal property, machinery, equipment, furniture, fixtures, trucks and automobiles, including without limitation those listed or referenced in Schedule 2.7;

     (d) Inventories. Title to all of the Selling Companies' inventories, materials and supplies, including all raw materials, work-in-process and finished goods;

     (e) Receivables. All of the Selling Companies' notes receivable (whether short-term or long-term) and accounts receivable, including accounts receivable sold to LFI Receivables Corporation (the "Receivables Corp."), as described below, arising from the Selling Companies' business or operations, together with any rights to receive unpaid interest accrued thereon and the Selling Companies' rights with respect to any non-cash security or collateral therefor. The assets shown on the September Balance Sheet (as defined in Section 2.2) include certain accounts receivable sold by Sellers to Receivables Corp. as part of a receivables securitization facility administered by Wachovia Bank, N.A. (the "Receivables Facility"). The receivables sold through the Receivables Facility ("Securitized Receivables") are maintained, serviced and collected by the Selling Companies as "Servicers" under the Receivables Facility. The Selling Companies, in their capacity as Servicers under the Receivables Facility, shall convey, transfer and assign or shall cause Receivables Corp. to convey, transfer and assign all Securitized Receivables of the Selling Companies to Buyers as part of this transaction;

     (f) Warranties. All rights of the Selling Companies under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with or affecting the Acquired Assets;

     (g) Intellectual Property - Trademarks. All rights and interests of the Selling Companies in any trademarks, trade names, brand names, copyrights, service marks, trademark licenses, logos and slogans, owned by the Selling Companies, or owned by an affiliate of the Selling Companies and used primarily in the business operations of the Selling Companies or the Subsidiaries as of the Closing Date, and any variations of such names, together with any registrations or registration applications for any of the foregoing, including without limitation those listed in Schedules 2.11(a) and (b);

     (h) Intellectual Property - Patents. All rights and interests of the Selling Companies in any domestic and foreign patents, patent registrations, applications (including all reissues, divisions, continuations, continuations in part and extensions of any patent or application), patent disclosures, trade dress and documented conceptions of inventions, whether or not patentable, owned by the Selling Companies, or owned by an affiliate of the Selling Companies and used primarily in the business operations of the Selling Companies or the Subsidiaries as of the Closing Date, including without limitation those listed in Schedule 2.11(a)and (b);

     (i) Assumed Contracts. All right, title and interest of the Selling Companies in and to all oral or written purchase orders, invoices, distributor and vendor agreements, sales representative agreements, leases, licenses, contracts and agreements and other oral or written commitments of the Selling Companies relating to the Acquired Assets, such contracts, purchase orders, invoices, distributor and vendor agreements, sales representative agreements, leases, licenses, contracts and agreements or commitments, or relevant parts thereof, that are in the name of LifeStyle, are assignable and are used primarily in the business of the Selling Companies and Subsidiaries, including without limitation the Lillian August License and all Material Contracts set forth on Schedule 2.16 (the "Assumed Contracts"), but excluding any agreements, contracts or other commitments relating to Excluded Assets or as otherwise excluded hereunder. With respect to such Assumed Contracts, or relevant parts thereof, that are in the name of LifeStyle and cannot be assigned, LifeStyle shall use commercially reasonable efforts to arrange for the benefits thereof to be provided to Buyers.

     (j) Books and Records. All of the Selling Companies' business books and records, files and papers, including, but not limited to, drawings, building plans, engineering information, computer programs (including computer modeling programs), manuals and data, sales and advertising materials, sales, distribution and purchase correspondence, trade association memberships, research and development records, lists of present and former customers, distributors and suppliers, and personnel, employment and other records relating to their businesses and operations (whether possessed by Sellers or Selling Companies); except, however, the Selling Companies' stock transfer and minute books, charters, bylaws, bank records, tax returns and similar corporate records, and any such records relating primarily to assets or Liabilities retained by the Selling Companies, including records relating to the Selling Companies Employee Benefit Plans, Excluded Liabilities and Taxes;

     (k) Permits and Licenses. All of the Selling Companies' permits, licenses, product registrations, filings, authorizations, approvals or indicia of authority (and any pending applications for any of the foregoing) (i) to conduct their businesses and operations and/or to own, construct, operate and maintain any fixture, facility, equipment, vehicle, machinery or installation, and/or
(ii) to store, transport, dispose of, market or sell any goods or any substance used, handled, produced, disposed of, marketed or sold in their businesses or operations, as issued by any governmental agency, authority or other instrumentality of the United States or any state or political subdivision thereof, or any foreign country, including those listed in Schedule 2.12(a), in each case to the extent assignable and without cost or expense to the Selling Companies; and

     (l) Subsidiaries. All of the capital stock in Henredon Transportation Co., D-H Retail Space, Inc., and Maitland-Smith Asia Holdings, Inc., and the two outstanding shares of Decorative Hardware Solutions, Ltd. owned by Pacific;

     (m) Balance Sheet Assets. The Selling Companies interests in all other assets reflected on the Closing Balance Sheet unless otherwise specifically excluded as set forth in this Agreement, or the Schedules to this Agreement, or included within the definition of Excluded Assets.

     (n) Excluded Assets. The Acquired Assets shall not include any of the following ("Excluded Assets"):

          (i) any assets associated with the Selling Companies' manufacturing, support or warehouse facilities which were closed or which were in the process of closing as of September 30, 2001 as reflected on Schedule 1.1(n);

          (ii) all  of  the  Selling   Companies'  cash  and  cash  equivalents,
               including time deposits, certificates of deposit, marketable securities and short-term investment;

          (iii)any intercompany receivables or payables and loans existing between LifeStyle or any of its affiliates on the one hand, and the Selling Companies on the other hand;

          (iv) any assets used primarily in the LifeStyle Leather Products operation of Drexel Heritage; or

          (v)  the assets set forth as Excluded Assets on Schedule 1.1(n).

     Section 1.2. Assumed Liabilities. (a) As used in this Agreement, the term "Liability" shall mean any and all debts, losses, liabilities, claims, damages, obligations, payments, costs and expenses, including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission ("Action"), and any attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending any Action.

     (b) As used in this Agreement, the term "Assumed Liability" shall mean any Liability which arises out of or in connection with or relating to any of the businesses, assets, operations or activities of the Selling Companies (including any predecessor, but only to the extent such was carrying on the past or present business activities of the Selling Companies) or which relates to the Acquired Assets, including without limitation:

          (i)  All   Liabilities   arising  under  or  related  to  the  Assumed
               Contracts;

          (ii) All Liabilities for replacement, returns and allowances in the ordinary course of business for products manufactured and services provided by the Selling Companies before or after the Closing (specifically excluding any liability that would be a Pre-Closing Claim under Section 4.14(b));

          (iii)All Liabilities of the Selling Companies reflected on the Closing Balance Sheet;

          (iv) All Liabilities arising on or after the Closing Date with respect to any of the Acquired Assets other than Liabilities that result from a breach of a representation, warranty or covenant of this Agreement by Sellers;

          (v) All Liabilities relating to the employment of any employees of the Selling Companies by Buyers on or after the Hire Date as defined in Section 5.2 or the termination of such employment by Buyers;

          (vi) All Liabilities of the Selling Companies incurred in the ordinary course of business consistent with past practice that are not required by generally accepted accounting principles to be reflected in the financial statements of the Selling Companies, other than Liabilities resulting from tort, breach of contract or violation of laws; and

          (vii)All Liabilities set forth as Assumed Liabilities on Schedule 1.2(b)(vii).

provided, however, that Assumed Liabilities shall not include any liability arising out of or in connection with or relating to the Acquired Assets or the business and operations of the Selling Companies ("Excluded Liabilities") to the extent that it:

          (1) is a Pre-Closing Claim (as defined in this Agreement), including deductibles;

          (2) arises out of any business, asset, operation, activity or Subsidiary that has been or is being transferred from the Selling Companies to LifeStyle, one of its affiliates or a third party prior to, on or after the Closing Date and therefore is not included in the Acquired Assets;

          (3) except as otherwise provided in Section 5.1(a), arises out of any of the Selling Companies Employee Benefit Plans (as defined in this Agreement);

          (4) is a Liability associated with the Selling Companies' manufacturing, support or warehouse facilities which were closed or which were in the process of closing as of September 30, 2001, and are Excluded Assets hereunder;

          (5) is an intercompany receivable or payable or loan existing between LifeStyle or any of its affiliates on the one hand, and the Selling Companies or Subsidiaries on the other hand;

          (6) represents short- or long-term debt of the Selling Companies, other than capital leases included in the Acquired Assets; or

          (7) is otherwise expressly retained or assumed by Sellers as set forth on Schedule 1.2(b)(7).

     Section 1.3. Purchase and Sale. (a) On the basis of and in reliance upon the representations, warranties, obligations and agreements set forth in this Agreement, and subject to the satisfaction or waiver of the conditions to Closing set forth in this Agreement, at the Closing, the Selling Companies shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Selling Companies the Acquired Assets, free and clear of all liens, charges, restrictions and encumbrances except those set forth in this Agreement or in the relevant Schedules to this Agreement.

     (b) Subject to the terms and conditions set forth in this Agreement and in further consideration of the transfer of the Acquired Assets as contemplated hereby, at the Closing, except as otherwise provided in this Agreement, Buyers agree to assume, pay, perform and discharge (or cause to be paid, performed and discharged) in due course, the Assumed Liabilities.

     Section 1.4. Purchase Price. (a) At the Closing, Buyer will pay to the Selling Companies $275 million (the "Purchase Price"), consisting of $175 million in cash, payable in immediately available funds, and $100 million in shares (the "Shares") of Furniture Brands International common stock ("Common Stock"), all delivered to the account specified by the Selling Companies simultaneously with the delivery by the Selling Companies to Buyer of all of the Selling Companies' right, title and interest in and to all of the Acquired Assets and the assumption by Buyer of all of the Assumed Liabilities. The number of shares of Common Stock constituting the Shares will be determined on the basis of the average of the daily average high and low price of the Common Stock on the New York Stock Exchange for the ten trading day period ending on the second trading day immediately preceding the Closing Date, rounded up to the next highest whole share (the "Average Price"), provided, however, that (i) in no event shall the number of Shares be greater than five million shares nor less than four million shares and (ii) in the event the number of Shares that otherwise would be issued to Sellers pursuant to the foregoing provisions of this Section 1.4(a), when added to any other voting securities of Furniture Brands International then owned by Sellers, would represent more than10% of the issued and outstanding voting securities of Furniture Brands International at the time of issuance, then Sellers instead shall receive that number of Shares which would result in Sellers' ownership of 10% of the issued and outstanding voting securities of Furniture Brands International at the time of issuance, together with additional cash in lieu of the shares to which Sellers otherwise would have been entitled (determined on the basis of the Average Price). The parties acknowledge that this limitation on the number of Shares to be issued to Sellers reflects the parties' intention that Sellers acquire the Shares solely for the purpose of investment as contemplated by 16 C.F.R. ss.802.9.

     (b) Within 35 days after the Closing Date, Sellers will prepare and deliver to Buyers a consolidated pro forma balance sheet (the "Closing Balance Sheet") for the Selling Companies as of the close of business on the Closing Date (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement, but excluding all Excluded Assets and Excluded Liabilities). The Closing Balance Sheet will be reviewed by PricewaterhouseCoopers LLP ("PWC") whose report will be appended thereto. The Closing Balance Sheet will be prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with the preparation of the September Balance Sheet and using the policies, procedures and practices utilized in preparing the September Balance Sheet. In the event the parties agree to any changes to Excluded Assets or Excluded Liabilities from the Excluded Assets and Excluded Liabilities that were taken into account in preparing the September Balance Sheet, such changes shall be reflected in the Closing Balance Sheet and the September Balance Sheet shall be adjusted in the same way.

     Representatives from both Buyers and Sellers shall be entitled to participate in the taking of the physical inventories conducted with respect to the Acquired Assets. Each party will pay the fees and expenses of its own professionals for the physical inventory.

     (c) On or prior to the date 20 days after delivery to Buyers of the Closing Balance Sheet, Sellers and Buyers shall mutually agree upon the shareholder's equity of the Selling Companies reflected on the Closing Balance Sheet (the "Adjusted Closing Net Worth"). In the event that Sellers and Buyers are unable to agree on the Adjusted Closing Net Worth within such 20 day period, Sellers and Buyers shall submit the dispute to Arthur Andersen & Co. (the "Arbiter") for resolution. Promptly, but no later than 20 days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentations by Sellers and Buyers, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting computation of the Adjusted Closing Net Worth which shall be conclusive and binding upon the parties. The fees, costs and expenses of the Arbiter shall be borne by each party in proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by such party bears to the aggregate dollar amount of the items submitted to the Arbiter.

     (d) To the extent the Adjusted Closing Net Worth of the Selling Companies is less than $215,291,811, Sellers shall pay any such deficiency to Buyers, as an adjustment to the Purchase Price, by wire transfer of immediately available funds within two business days of the determination of the Adjusted Closing Net Worth. To the extent the Adjusted Closing Net Worth is equal to or greater than $215,291,811, no adjustment to the Purchase Price will be made. Subject to the provisions of Article 6, this Section 1.4 is Buyer's sole remedy with respect to issues that are or could have been disputed under Section 1.4(c). Buyers shall have no right to assert any claim with respect to such issues other than in accordance with this Section 1.4.

     (e) Sellers will make the books, records and personnel of the Selling Companies (and Sellers' books, records and personnel relating to the Acquired Assets to the extent such information is not available from the Selling Companies) available to Buyers and their accountants and other representatives, and Buyers will make their books and records with respect to the Acquired Assets and the Subsidiaries, and personnel available to Sellers and their accountants and other representatives, at reasonable times and upon reasonable notice at any time during (i) the preparation by Sellers of the Closing Balance Sheet and (ii) the review by Buyers of the Closing Balance Sheet.

     (f) Prior to Closing, Buyers shall submit a proposed allocation of the Purchase Price for approval by Sellers prior to Closing, which approval shall not be unreasonably withheld. The parties' agreed allocation of the Purchase Price shall then be attached hereto as Schedule 1.4(f). If the parties cannot agree on an allocation of the Purchase Price, their dispute shall be resolved by the Arbiter, whose fees, costs and expenses for such resolution shall be shared one-half by Sellers and one-half by Buyers.

     Section 1.5. Time and Place of Closing. The Closing Ceremony (the "Closing") shall take place beginning December 27, 2001, or as soon thereafter as practicable after all conditions to Closing hereunder have been satisfied, at 10:00, a.m., Eastern Time, at the offices of LifeStyle Furnishings International, 4000 LifeStyle Court, High Point, North Carolina, or such other place as the parties may agree and shall be as of the close of business on the effective date of December 28, 2001, or as soon thereafter as practicable after all conditions to Closing hereunder have been satisfied (the "Closing Date"). The pre-Closing, if any, will be held at the same place.

     Section 1.6. Closing Costs and Prorations.

     (a) At Closing, Buyers shall pay all document recording fees pertaining to the transfer of the Acquired Assets. Buyers shall also be responsible for any sales, use, transfer or similar taxes assessed as a result of the purchase of the Acquired Assets and the assumption of the Assumed Liabilities. Sellers shall be responsible and pay all document recording fees and any sales, use, transfer or similar fees for the release of all liens and encumbrances in order to transfer good and marketable title to the Acquired Assets.

     (b) At Closing, all documentary or revenue taxes or stamps required in connection with the recordation of deeds or other documents of transfer required to transfer the Acquired Assets shall be equally split between the parties. Sellers shall pay any taxes, fees and expenses in connection with the prepayment, release, satisfaction or removal of any Liens affecting the Acquired Assets (other than Permitted Liens).

     (c) All contract and lease payments, utilities, service fees and taxes to the extent related to income or receipts not reflected on the Closing Balance Sheet will be prorated through the Closing Date, to the extent the underlying services, instruments or agreements are transferred to Buyer or Buyer is provided with the benefits thereof following the Closing Date.

                                   ARTICLE 2
                                   ---------

                    Representations and Warranties of Sellers
                    -----------------------------------------

     Sellers jointly and severally represent and warrant to Buyers as follows:

     Section 2.1. Incorporation; Authorization; No Conflict; etc. (a) Schedule 2.1(a) lists all subsidiaries of the Selling Companies and all lower tier subsidiaries of those subsidiaries (together, the "Subsidiaries"). Each Selling Company and each Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth in Schedule 2.1(a); (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted, and (iii) is in good standing and is duly qualified or licensed to transact business in each jurisdiction set forth in Schedule 2.1(a), which are the only jurisdictions in which the character of the properties owned or leased by it or the nature of the business conducted therein requires it to be so qualified or licensed, except where the failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of the Selling Companies and the Subsidiaries taken as a whole (a "Material Adverse Effect"). Each Subsidiary noted in Schedule 2.1(a) is 100% beneficially owned by the respective parent corporation noted on said Schedule. The capital structure of each Subsidiary is accurately portrayed in Schedule 2.1(a).

     (b) Each of the Sellers has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sellers, the performance of the obligations of Sellers hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of each of the Sellers and its respective Board of Directors and the adoption of this Agreement has been duly approved by LifeStyle as the sole stockholder of the Selling Companies. No other corporate action on the part of either the Selling Companies or LifeStyle or the stockholders of LifeStyle is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

     (c) The execution and delivery by Sellers of this Agreement does not, and the performance by Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (i) conflict with or result in a violation of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of Sellers or the Subsidiaries;

          (ii) subject to  obtaining  the consents  and  approvals  disclosed on
               Schedule 2.1(c), violate any provision of, or be an event that is (or with the passage of time will result in) a default under (or give rise to any right of termination, cancellation or acceleration of) any of the terms, conditions or provisions of any material note, bond, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Selling Companies or the Subsidiaries are a party, or by which the Selling Companies, the Subsidiaries or any of the Acquired Assets may be bound; or

          (iii)subject to  obtaining  the consents  and  approvals  disclosed on
               Schedule 2.1(c), result in the creation or imposition of any lien, security interest or other encumbrance upon the Acquired Assets or the assets of any Subsidiary under any contract, agreement (whether written or oral), lease, deed, mortgage, indenture, evidence of indebtedness, security agreement or other instrument, or any license, permit, certificate of authority, authorization, approval, registration or franchise to which Sellers or Subsidiaries are a party or by which any of the Acquired Assets is bound.

     (d) This Agreement has been duly and validly executed and delivered by each of Sellers and, assuming the due execution hereof by Buyers, this Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against each of them in accordance with their terms, except to the extent that such validity, binding effect and enforceability may be subject to or limited by
(i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (e) Except for the filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations promulgated thereunder (the "HSR Act"), the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "Securities Act"), the Delaware General Corporation Law and foreign and state securities or blue sky laws, and except as set forth on
Schedule 2.1(e), no consent, license, permit, order, approval or action of, filing with or notice to any federal, state, local or foreign governmental, judicial or regulatory authority on the part of Sellers is required in connection with the execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby except
(i) for those that become applicable solely as a result of the specific regulatory status of Buyers or any of their affiliates, or (ii) where the failure to make, file, give or obtain would not in the aggregate have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

     (f) Upon consummation of the sale and purchase of the Acquired Assets and assignment and assumption of the Assumed Liabilities at the Closing, as contemplated by this Agreement, the Selling Companies will deliver to Buyer good title to the Acquired Assets free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances, other than Permitted Liens.

     Section 2.2. Financial Statements. (a) Attached as Schedule 2.2(a) are true and complete copies of the following:

          (i) the unaudited combined pro forma balance sheet of the Selling Companies and their Subsidiaries as of September 30, 2001 (the "September Balance Sheet"), prepared in accordance with United States generally accepted accounting principles consistently applied except as set forth in the notes thereto, but excluding all Excluded Assets and Excluded Liabilities, and

          (ii) the unaudited combined statement of earnings of the Selling Companies and their Subsidiaries for the nine month period ended September 30, 2001,

               ((i) and (ii) above, collectively, the "Financial Statements").

     (b) Except as set forth in the notes thereto, the Financial Statements fairly present in all material respects, the pro forma results of operations and financial position of the Selling Companies and Subsidiaries for the periods and as of the dates set forth therein, in each case in accordance with United States generally accepted accounting principles consistently applied except as specified therein or herein.

     Section 2.3. Accounts Receivable. Except as set forth on Schedule 2.3, the accounts receivable of the Selling Companies and Subsidiaries reflected on the September Balance Sheet, and all accounts receivable arising subsequent to September 30, 2001, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on the Selling Companies' and Subsidiaries customary or agreed upon trade terms, (ii) to the knowledge of Sellers, are legal, valid and binding obligations not subject to any valid set-off or counterclaim, other than discounts, returns and allowances in the ordinary course of business, (iii) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis, and (iv) are not the subject of any Actions brought by or on behalf of the Selling Companies and Subsidiaries. The accounts receivable on the September Balance Sheet also include the Securitized Receivables. Schedule 2.3 sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Selling Companies and Subsidiaries. The Selling Companies and Subsidiaries have taken all steps necessary to maintain for the Selling Companies and Subsidiaries a perfected security interest in the related collateral. The notes receivable of the Selling Companies and Subsidiaries reflected on the September Balance Sheet and the notes receivable arising subsequent to September 30, 2001 are listed on Schedule 2.3.

     Section 2.4. Inventories. All inventory of the Selling Companies and the Subsidiaries reflected on the September Balance Sheet ("Inventory") and all such inventory acquired since September 30, 2001 is of a quality usable and salable in the ordinary course of business consistent with past practice, subject to historical allowances for spoilage, damage and outdated items. The Inventory is valued in accordance with United States generally accepted accounting principles consistently applied except as set forth in the notes to the September Balance Sheet. Except as disclosed in the September Balance Sheet or in the notes thereto, all Inventory is the property of the Selling Companies and the
Subsidiaries, free and clear of any lien, security interest or other encumbrance, other than Permitted Liens (as defined below); is not held by the Selling Companies or Subsidiaries on consignment from others; and conforms in all material respects to all standards applicable to the Inventory or its use or sale imposed by governmental or regulatory authorities.

     Section 2.5. Assets. The Selling Companies have and will have at the Closing Date good title to all of the Acquired Assets, except assets held under capital and financing lease agreements. Such assets are and shall be at the Closing Date free and clear of any lien, charge or encumbrance, except for Permitted Liens. The Subsidiaries have and will have at the Closing Date good title, free and clear of all liens, charges and encumbrances except for Permitted Liens, to all of the assets reflected upon each Subsidiaries respective September Balance Sheet.

     Section 2.6. Real Properties. (a) Schedule 2.6(a)(i) contains a list setting forth every piece of real property owned by the Selling Companies (except properties described as Excluded Assets in Schedule 1.1(n)) and every piece of real property owned by the Subsidiaries. Schedule 2.6(a)(i) contains the address, usage, approximate square footage and approximate acreage of each property. Schedule 2.6(a)(ii) contains a list setting forth each piece of real property leased by the Selling Companies (except properties described as Excluded Assets in Schedule 1.1(n)) and every piece of real property leased by Subsidiaries. Schedule 2.6(a)(ii) includes the address, approximate square footage and usage of each property. Schedules 2.6(a)(i) and 2.6(a)(ii) include, without limitation, each piece of real property capitalized on or included or reflected in the September Balance Sheet and each piece of real property acquired by the Selling Companies or Subsidiaries since the date of the September Balance Sheet that would, had it been acquired prior to such date, be capitalized on or included in the September Balance Sheet. Except as otherwise set forth in Schedules 2.6(a)(i) and 2.6(a)(ii) , the Selling Companies and Subsidiaries have or will have as of the Closing Date good and marketable fee simple title to, or hold by valid and existing lease or license, free and clear of all mortgages, pledges, liens, charges, options, easements, security interests or other encumbrances (collectively, "Liens"), each piece of real property listed in Schedules 2.6(a)(i) and 2.6(a)(ii), except in any of the foregoing cases for Permitted Liens (as defined in this Agreement). As used in this Agreement, the term "Permitted Liens" means such Liens as (i) are set forth in Schedule 2.6(a)(iii), (ii) are expressly reflected and adequately reserved against in the September Balance Sheet, (iii) arise out of taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings (sufficient to avoid any foreclosure, forfeiture or penalties) and which have been adequately reserved against in the September Balance Sheet in accordance with United States generally accepted accounting principles consistently applied, (iv) are granted in favor of any governmental entity or utility company for the current charges of customary provision of utilities and services to the property or any improvements thereon, (v) represent easements or other facts of record or are visible on an inspection of the Real Properties, if any, which do not materially impair the operations of the Selling Companies' or Subsidiaries' businesses as they have been operated in the past, (vi) are otherwise expressly disclosed in this Agreement or the Schedules to this Agreement, or (vii) were incurred in connection with a secured credit agreement, provided that all mortgages, pledges, liens, encumbrances or security interests incurred in connection with the secured credit agreement shall be released at or immediately following the Closing.

     (b) Sellers will provide to Buyers copies of all currently effective title policies (or if no policy the latest title report or opinion) with respect to each parcel of property listed in Schedule 2.6(a)(i). Any such title insurance policies with respect to property of Subsidiaries, which will be furnished to Buyers, are in full force and effect. Sellers have made available to Buyers true and complete copies of all of the Selling Companies' and Subsidiaries' leases for the properties listed on Schedule 2.6(a)(ii) (including all amendments and modifications thereto) (the "Leases"). Except as listed on Schedule 2.6(a)(ii), each Lease under which the Selling Companies and Subsidiaries are a lessee or lessor is valid, binding and enforceable against the Selling Companies and the Subsidiaries in accordance with its terms. Except as listed on Schedule 2.6(a)(ii), there have been no written or oral supplements, amendments, riders, alterations or modifications in or to such Leases. Except as listed on Schedule 2.6(a)(ii), the Selling Companies or Subsidiaries are in possession and occupancy under each of their respective Leases, and their peaceful and quiet enjoyment thereunder has not been disturbed. Except as listed on Schedule 2.6(a)(ii), all of the Leases permit the properties to which they apply to be used in the manner in which the Selling Companies and Subsidiaries are presently using them, and the Selling Companies and Subsidiaries are not in default under any such Lease. Except as listed on Schedule 2.6(a)(ii), the Selling Companies and Subsidiaries have paid or accrued all rent due to date under the Leases. Except as listed on Schedule 2.6(a)(ii) and subject to obtaining consents and approvals disclosed on Schedule 2.1(c), the sale of the Acquired Assets to and the assumption of Assumed Liabilities by Buyer, or the transfer of the Subsidiaries' Shares of stock to Buyer, all as contemplated by this Agreement, will not constitute a default under any of the Leases. To the knowledge of Sellers, there is no reason why the consent of the landlords to the assignment of lease or sale of stock, if required under the respective Leases, cannot be obtained by or promptly following Closing.

     (c) Except as listed on Schedule 2.6(a)(ii), there are no pending, or to the knowledge of Sellers threatened, condemnation or eminent domain proceedings, special assessments or changes in assessed valuation, other than routine changes to assessed valuations and tax rates in the ordinary course of business. The condition of the improvements on the real property identified in Schedules
2.6(a)(i) and 2.6(a)(ii) has been adequate and suitable for the purpose presently used by Sellers. The Spruce Pine facility of Henredon has adequate ingress and egress to the nearest public roads and has self-contained steam, heating, ventilation and sprinkler systems as necessary to operate the properties.

     Section 2.7. Personalty. All of the owned personal property used in the businesses or reflected upon the Balance Sheets of the Subsidiaries is owned by the Selling Companies and Subsidiaries, respectively, free and clear of all mortgages, pledges, liens, encumbrances or security interests other than Permitted Liens. The Selling Companies have good title to all personal property included in the Acquired Assets. All leases of personalty included in the Acquired Assets are set forth in Schedule 2.7, and, except as listed on Schedule 2.7, will be at Closing in good standing with all rentals due to date paid or accrued. Section 2.8. Environmental Matters. The Selling Companies and Subsidiaries have obtained all material licenses, permits, authorizations, approvals and consents which are required in respect of the Acquired Assets and the Subsidiaries' property, business and operations under applicable Environmental Laws (as defined in this Agreement) except as listed on Schedule
2.8. Except as listed on Schedule 2.8, the Acquired Assets are in compliance with the terms and conditions of all such licenses and with any applicable Environmental Law. Except as listed on Schedule 2.8:

     (a) No order, writ, injunction, decree or judgment has been issued, no complaint has been filed, no penalty has been assessed and, to the Sellers' knowledge, no investigation or review is pending or threatened by any governmental or regulatory authority with respect to any alleged failure by the Selling Companies or Subsidiaries to comply with any Environmental Laws or have any license, permit, authorization, approval or consent required in connection with the Acquired Assets or the business, operations or assets of Subsidiaries, and, to the knowledge of the Selling Companies, there are no facts or circumstances which could reasonably be expected to form the basis for any such order, writ, injunction, decree, judgment, complaint, penalty or investigation;

     (b) Neither the Selling Companies, the Subsidiaries, nor to the knowledge of Sellers, any prior owner or lessee of any real property that is included in the Acquired Assets or owned or leased by the Subsidiaries, have handled any Hazardous Material, other than as a generator in the ordinary course of business, on any such property; in addition, to the Sellers' knowledge: (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, (iii) there are no underground storage tanks, active or abandoned, and
(iv) no Hazardous Material has been Released in violation of any Environmental Law, at, on or under any such property;

     (c) No written notification of a Release in violation of Environmental Laws of a Hazardous Material has been filed by or on behalf of the Selling Companies or Subsidiaries with respect to any property that is included in the Acquired Assets or owned or leased by the Subsidiaries and, to the knowledge of Sellers, none of such properties are listed on the National Priorities List promulgated pursuant to CERCLA or on any similar state or governmental list of sites requiring investigation or clean-up, or requiring any Remedial Action;

     (d) To the knowledge of Sellers, there are no liens, encumbrances or other security interests other than Permitted Liens arising under or pursuant to any Environmental Law on any real property that is included in the Acquired Assets or owned or leased by the Subsidiaries, and no action of any governmental or regulatory authority has been taken or is in process which could subject any of such properties to such liens, encumbrances or other security interests, and the Selling Companies and Subsidiaries are not under any current order to place any notice or restriction relating to the presence of Hazardous Material at any such property in any deed to such property; and

     (e) There have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Sellers in relation to any property that is included in the Acquired Assets or owned or leased by the Subsidiaries during the past five years which have not been made available to Buyers prior to the execution of this Agreement.

     (f) For purposes of environmental matters referred to in this Agreement, the following definitions are used:

     "Contaminant" means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, regulated under any Environmental Law.

     "Environmental  Law"  means  the  Comprehensive   Environmental   Response,
Compensation, and Liability Act (42 U.S.C.ss.9601 et seq.), the Hazardous Material Transportation Act-(49 U.S.C.ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.ss.1251 et seq.), the Clean Air Act (42 U.S.C.ss.7401 et seq.), and the Clean Water Act, as such laws have been amended or supplemented, and any present federal, state or local statute, law, rule, regulation, order, ordinance, permit, license, writ, injunction, decree or judgment relating to protection of the environment or to emissions, discharges, Releases or threatened Releases of pollutants, Contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or any similar foreign jurisdictions' law with respect to those properties in foreign jurisdictions.

     "Environmental Liabilities" means all Liabilities whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law arising from the presence, use, disposal, Release or threatened Release of a Contaminant into the environment, or failure to obtain any Permit, by the Selling Companies or Subsidiaries in violation of any Environmental Laws.

     "Hazardous Material" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs),
(b) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," hazardous wastes," hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law, and (c) any other chemical, material, substance or waste, exposure to which is regulated under any Environmental Law.

     "Permit" means any permit, approval, authorization, license variance, or permission required from a governmental authority under an applicable Environmental Law or related to any Environmental Liabilities with respect to the Acquired Assets.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, storage, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any real property included in the Acquired Assets, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

     "Remedial Action" means all actions required by law or order to (1) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (2) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or the environment in violation of Environmental Laws; or (3) perform preremedial studies and investigations and post-remedial monitoring and care.

     Section 2.9 No Undisclosed Liabilities. All Liabilities of the Selling Companies and Subsidiaries contingent or otherwise, as of the date of the September Balance Sheet, required to be shown therein in accordance with U.S. generally accepted accounting principles consistently applied except as set forth in the notes thereto, are reflected in said Balance Sheet and any taxes then due or payable by the Subsidiaries have been paid in full, or adequately provided for by reserves shown on their respective records and books of account, except as disclosed in this Agreement, in the schedules to this Agreement, or in
Schedule 2.9.

     Section 2.10. Litigation; Orders. Except as disclosed in Schedule 2.10 (other than certain workers compensation claims, none of which is material and all of which are Pre-Closing Claims), as of the date hereof, there is no Action pending or, to the knowledge of Sellers, threatened, against or relating to or affecting the Selling Companies or Subsidiaries which could reasonably be expected to result in the issuance of any order, writ, injunction or judgment restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or if determined adversely to the Selling Companies or the Subsidiaries could reasonably be expected to result in a material adverse effect on any Selling Company or material Subsidiary. Except as set forth in Schedule 2.10, there are no orders, writs, judgments, decrees, injunctions stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) affecting the Acquired Assets, or outstanding against the Selling Companies or the Subsidiaries. There is no material litigation pending or, to the knowledge of Sellers, threatened, against the Selling Companies or the Subsidiaries which is not adequately covered by insurance.

     Section 2.11. Intellectual Property.

     (a) Schedule 2.11(a) lists, as of the date hereof, all registered and material unregistered patents and patent applications ("Patents"), trademarks (and applications therefor), service marks (and applications therefor), trade names, brand marks, brand names and logos (collectively, the "Trademarks") which are owned by the Selling Companies or the Subsidiaries, and all material package designs and colorings, uniforms, trade dress, inventions, technical know-how and all other intellectual property and proprietary rights owned by the Selling Companies and the Subsidiaries, or owned by affiliates of the Selling Companies and used primarily in the business of the Selling Companies or the Subsidiaries (collectively referred to in this Agreement as the "Owned Intellectual Property").

     (b) Schedule 2.11(b) lists, as of the date hereof, all patents, trademarks, trade names, brand marks, brand names and logos licensed by the Selling Companies or Subsidiaries from third parties ("Licensed Intellectual Property") together with the name of the licensors. The Owned Intellectual Property and the Licensed Intellectual Property are collectively referred to in this Agreement as "Selling Companies Intellectual Property."

     (c) Schedules 2.11(a) and (b) list all material Selling Companies Intellectual Property used in the business of Selling Company and Subsidiaries. The Selling Companies and Subsidiaries own or possess adequate and enforceable licenses or other rights to use all Selling Companies Intellectual Property, and neither Sellers nor any of their affiliates shall have any interest therein after the Closing Date. Any intellectual property of the Subsidiaries held in the name of another of Sellers' affiliates will be transferred to the Subsidiary designated by Buyers prior to Closing. Except as set forth on Schedule 2.11(c),
(i) there are no actions pending or, to the knowledge of Sellers, threatened against the Sellers or the Subsidiaries based on the use by, or challenging the Selling Companies' or Subsidiaries' ownership of or rights to, any of the Selling Companies Intellectual Property, (ii) subject to obtaining all of the required consents and approvals contained in Schedule 2.1(c) Sellers and Subsidiaries are not, nor have they received any notice that they are or will be with the passage of time, in default under any license agreement included in the Acquired Assets or owned by Subsidiaries. Except as disclosed on Schedule 2.11(c) and subject to obtaining all of the required consents and approvals contained in Schedule 2.1(c) the Sellers have no knowledge of any default or facts which through the lapse of time will become a default under any license relating to the Selling Companies Intellectual Property, and the Sellers have no knowledge that any other person is in default or through the lapse of time will be in default under any such license or other enforceable right and to Sellers' knowledge the Selling Companies and Subsidiaries are not infringing any intellectual property rights of any other person or entity.

     Section 2.12. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. Except for environmental permits, Schedule 2.12(a) includes all material governmental licenses, permits, franchises and other authorizations of any federal, state, local or foreign governmental authority possessed by or granted to the Selling Companies or Subsidiaries in respect of any of the operations, assets or businesses of the Subsidiaries or included in the Acquired Assets (the "Licenses"). Except as noted in Schedule 2.12(a), all Licenses are in full force and effect. As of the date hereof, except as noted in Schedule 2.12(a), no proceeding is pending or, to the knowledge of Sellers, threatened, seeking the revocation or limitation of any License. The Selling Companies and Subsidiaries are in material compliance in all respects with the applicable terms, conditions and requirements of the Licenses.

         Section 2.13. Labor Matters. (a) The Selling Companies and Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment, and wages and hours. The Selling Companies have complied with the Worker Adjustment and Retraining Notification Act and any similar state or local obligations with respect to any employees that the Selling Companies or the Subsidiaries have terminated prior to the Closing Date.

     (b) Schedule 2.13 sets forth, as of the date hereof, all agreements (including all amendments and supplements thereto) with labor unions or associations representing persons employed by the Selling Companies or the Subsidiaries in their businesses or operations. The Selling Companies and the Subsidiaries have good working relationships under all of the collective bargaining, sales representation and other similar agreements of the Selling Companies or the Subsidiaries necessary to the normal operations of their businesses. Except as disclosed on Schedule 2.13, the Selling Companies and the Subsidiaries are not involved in or, to the knowledge of Sellers, threatened with (i) any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Selling Companies and the Subsidiaries (excluding routine workers' compensation claims covered by insurance), (ii) any unfair labor practice complaint, (iii) any labor strike, dispute, slowdown, stoppage or other concerted action, (iv) a petition for a representation election or union attempt to organize employees, (v) a grievance or any arbitration proceeding arising out of or under any collective bargaining agreement or any claim therefor or (vi) charges or complaints against the Selling Companies or Subsidiaries before the Equal Employment Opportunity Commission or before any other federal, state, local or foreign civil rights enforcement agency alleging discrimination or any other civil rights violations on the part of the Selling Companies or Subsidiaries.

     Section 2.14. Compliance with Laws. Except for Pre-Closing Claims or except as set forth on Schedule 2.14, the Sellers, with respect to the Acquired Assets, and the Subsidiaries, are not, nor have they received any notice that they are in violation of or in default under, in any material respect, which has not been cured, any statute, law, executive order, regulation, ordinance, rule, judgment, order or decree (collectively, "Law") applicable to the Acquired Assets or the Subsidiaries, including but not limited to, employment matters under the Civil Rights Laws and Fair Labor Standards Act, pricing and wage matters under the Economic Stabilization Act of 1970, as amended, safety standards under the Federal Occupational Safety and Health Act, employee benefit plans under the Employee Retirement Income Security Act of 1974, as amended, labeling under the Flammable Fabrics Act, and reporting under the Consumer Product Safety Act, or any comparable foreign laws. This representation and warranty shall not apply to Sellers' and Subsidiaries' compliance with Law that are addressed in other representations and warranties of Sellers under this Agreement, including, without limitation, Environmental Law and Law relating to labor, Benefit Plan, or Tax matters. Sellers' representations and warranties with respect to compliance with such Law are limited to those set forth in those other representations and warranties.

     Section 2.15. Insurance. (a) As of the date hereof, the Selling Companies and Subsidiaries are covered by valid and currently effective insurance policies covering their businesses, operations and employees, that, in the reasonable business judgment of Sellers, are customary for companies of similar size in the industry in which the Selling Companies operate. Such insurance includes, without limitation, coverage against all customarily insured risks of loss or damage, subject to standard policy exclusions, for casualties affecting the Acquired Assets. All such policies are in full force and effect, all premiums due thereon have been paid and the Selling Companies have complied in all material respects with the provisions of such policies. In the last five years, the historical and current limits have not been exhausted and there have been no gaps in coverage.

     (b) Schedule 2.15. sets forth each insurance policy currently maintained by the Selling Companies or the Subsidiaries or their affiliates with respect to the Acquired Assets and the assets of the Subsidiaries and for each policy, the name of the insurer, Liabilities covered, coverage amounts, whether "claims made" or "occurrence" basis and name of company carrying policy. All insurance policies listed on Schedule 2.15 will be maintained and will not be cancelled prior to the Closing.

     Section 2.16. Material Contracts. (a) Schedule 2.16 sets forth a list of all Assumed Contracts falling into the categories defined below and a list of all material contracts of Subsidiaries ("Material Contracts"):

          (i) any employment, personal service, deferred compensation, consulting, severance or any other similar agreement or arrangement relating to present or future compensation or other benefits or any agreement obligating the Selling Companies or the Subsidiaries to pay any severance or other payments or benefits upon termination of any employee of or consultant to the Selling Companies or the Subsidiaries or upon any change in control of the Selling Companies or the Subsidiaries in each case involving an amount in excess of $100,000;

          (ii) any promotional or endorsement contracts or agreements relating to the promotion of products manufactured or sold by the Selling Companies or the Subsidiaries;

          (iii)any franchise, distributor or manufacturer's representative contract, which is not terminable on six months (or less), notice without penalty and which involves payment of amounts in excess of $100,000 over the next twelve (12) month period;

          (iv) any joint venture or similar contract or agreement that would be assumed by Buyer or continued by Subsidiaries;

          (v) any contract that is material to the Selling Companies or the Subsidiaries which is terminable by the other party thereto upon a merger or change of control of the Selling Companies or the Subsidiaries or a sale of their assets;

          (vi) any contract for the purchase or sale of merchandise, materials, products or supplies except those made in the ordinary course of business; or

          (vii)any other contract, agreement or arrangement involving an estimated total future payment or payments in excess of $100,000 and not terminable upon two months (or less) notice, without penalty.

     (b) Prior to the execution of this Agreement, Sellers have made available to Buyers true and correct copies of all Material Contracts. As of the date hereof, there is no existing breach or default, or to the Sellers' knowledge, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been or are obtained or which would not have a material adverse effect on any Selling Company or material Subsidiary. Except as disclosed on Schedule 2.16, to the knowledge of Sellers, no party to any contract or agreement identified in Schedule 2.16 is currently threatening to breach or terminate any such contract or agreement.

     Section 2.17. Substantial Customers and Suppliers. Sellers have provided to Buyers, for each of the Selling Companies, a list of the ten (10) largest customers on the basis of revenues for goods sold or services provided for the most recent fiscal year and a list of the ten (10) largest suppliers of the Selling Companies on the basis of cost of goods or services purchased for the most recent fiscal year. Except as set forth on Schedule 2.17, as of the date hereof, no such customer or supplier has ceased or materially reduced their purchases from or sales or provision of services to the Selling Companies since September 30, 2001, or to Sellers' knowledge, threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof.

     Section 2.18. Distribution and Loans. The Selling Companies and Subsidiaries have no outstanding loans, notes, bankers' acceptances, letters of credit, guaranties or similar obligations constituting Assumed Liabilities except as reflected in the September Balance Sheet or on Schedule 2.18 and except in the ordinary course of business since September 30, 2001. The Selling Companies and the Subsidiaries had outstanding letters of credit aggregating approximately $4,200,000 as of September 30, 2001.

     Section  2.19.  Investments  and Loans  Receivable.  Except as set forth on
Schedule 2.19, the Selling Companies and the Subsidiaries do not have any investments in, and have not made any advances to, any firms, persons or corporations, other than (a) investments in marketable debt or equity securities, U.S. government securities, bank deposits, bank certificates of deposit, (b) investments in and advances to Subsidiaries, (c) loans receivable from customers under special financing arrangements as set forth in Schedule
2.19 and (d) advances to employees in the ordinary course of business.

     Section 2.20. Brokers, Finders, etc. Except for the services of Raymond James Financial, Inc., Sellers have not employed, nor are they subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions. Sellers are solely responsible for any payment, fee or commission that may be due to Raymond James Financial, Inc. in connection with the transactions contemplated hereby.

     Section 2.21. Transactions with Affiliates. Except as set forth in the notes to the Financial Statements or in Schedule 2.21, the Selling Companies and the Subsidiaries (a) have no outstanding contract, agreement or other arrangement with LifeStyle or any of LifeStyle's affiliates, including, without limitation, any tax sharing agreements, which will continue in effect subsequent to the Closing Date, and (b) have not engaged in any transaction outside the ordinary course of business, with LifeStyle or its affiliates since September 30, 2001.

     Section 2.22. Conduct of Business. Except as set forth in the notes to the Financial Statements or in Schedule 2.22, since September 30, 2001 the business of the Selling Companies and Subsidiaries has been conducted in the ordinary and usual course and consistent with past practice.

     Section 2.23. Ownership of Stock. Sellers do not own any capital stock of the Buyers.

     Section 2.24. Material Information. The representations and warranties of Sellers contained in this Agreement and all certificates and Schedules to this Agreement furnished by Sellers to Buyers pursuant to this Agreement or in connection with the transactions contemplated hereby are accurate and complete in all material respects.

     Section 2.25. Disclaimer of Representations and Warranties. Except as expressly set forth in this Agreement, it is understood and agreed that Sellers are not making and specifically disclaim any warranties or representations of any kind or character, express or implied, with respect to or affecting any Acquired Assets, including, without limitation: (a) the condition, merchantability, marketability, profitability, suitability or fitness for a particular use or purpose of the Acquired Assets, (b) the manner or quality of the construction or materials incorporated into any of the Acquired Assets and
(c) the manner, quality, state of repair or lack of repair of the Acquired Assets. Buyers agree that except as expressly set forth herein with respect to the Acquired Assets, Buyers have not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Sellers or any agent of Sellers. Buyers represent that they are knowledgeable buyers and that they are relying solely on their own expertise and that of Buyers' consultants and the express representations and warranties contained in this Agreement and the Schedules hereto. Buyers acknowledge and agree that upon Closing, except as expressly set forth herein, Seller shall sell and convey to Buyers and Buyers shall accept the Acquired Assets "AS IS, WHERE IS," with all faults, and there are no oral agreements, warranties or representations collateral to or affecting the Acquired Assets by Sellers, any agent of Sellers or any third party, except as expressly set forth in this Agreement and the Schedules hereto. With respect to the real property included in the Acquired Assets, except as expressly set forth in this Agreement and the Schedules hereto, Sellers are not making and specifically disclaim any warranties or representations of any kind or character, express or implied including, but not limited to, warranties or representations as to matters of zoning, tax consequences, physical or environmental conditions, availability of access, ingress or egress, operating history or projections, valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the property. The terms and conditions of this Section 2.25 shall expressly survive the Closing. Sellers are not liable or bound in any manner by any verbal or written statements, representations, or information pertaining to the Acquired Assets furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth herein.

                                    ARTICLE 3
                                    ---------

                    Representations and Warranties of Buyers
                    ----------------------------------------

     Buyers jointly and severally represent and warrant to Sellers as follows:

     Section 3.1. Incorporation; Authorization; No Conflict; etc. (a) Each of Buyers (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization; (ii) has all requisite corporate power and authority to enter into and complete the transactions contemplated hereby, to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted, and (iii) is or will be by the Closing Date in good standing and duly qualified or licensed to transact business in each jurisdiction in which the character of the transactions contemplated hereby requires it be so qualified or licensed, except where the failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of Buyers taken as a whole.

     (b) Each of Buyers has full corporate power to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby, including the issuance and sale of the Shares to Sellers. The execution and delivery of this Agreement by Buyers, the performance of the obligations of Buyers hereunder and the consummation of the transactions contemplated hereby, including the issuance and sale of the Shares to Sellers, have been duly and validly authorized by all necessary corporate proceedings on the part of each of Buyers and their respective Boards of Directors and the adoption of this Agreement has been duly approved by Furniture Brands International as the sole stockholder of Buyer. No other corporate action on the part of either Buyer or the stockholders of Furniture Brands International is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

     (c) The execution and delivery by Buyers of this Agreement does not, and the performance by Buyers of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (i) conflict with or result in a violation of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of Buyers;

          (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a default under (or give rise to any right of termination, cancellation or acceleration of) any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Buyers are a party, or by which Buyers or any of their properties or assets may be bound; or

          (iii)except as disclosed in Schedule 3.1(c), result in the creation or imposition of any lien, security interest or other encumbrance upon Buyers or any of their respective assets and properties under, any contract, agreement (whether written or oral), lease, deed, mortgage, indenture, evidence of indebtedness, security agreement or other instrument, or any license, permit, certificate of authority, authorization, approval, registration or franchise to which Buyers are a party or by which any of their respective assets and properties is bound.

     (d) This Agreement has been duly and validly executed and delivered by each of Buyers and, assuming the due execution hereof by Sellers, this Agreement constitutes the legal, valid and binding obligation of Buyers, enforceable against each of them in accordance with their terms, except to the extent that such validity, binding effect and enforceability may be subject to or limited by
(i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity.

     (e) Except for the filing of a Notification and Report Form pursuant to the HSR Act, the Exchange Act, the Securities Act, the Delaware General Corporation Law and state securities or blue sky laws, and except as set forth on Schedule 3.1(e), no consent, license, permit, order, approval or action of, filing with or notice to any federal, state, local or foreign governmental, judicial or regulatory authority on the part of Buyers are required in connection with the execution, delivery and performance by Buyers of this Agreement and the consummation of the transactions contemplated hereby, except for (i) those that become applicable solely as a result of the specific regulatory status of Sellers or any of their affiliates, (ii) compliance with applicable federal and state securities laws, and (iii) the failure to make, file, give or obtain which would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of the Buyers taken as a whole or prevent the consummation of the transactions contemplated hereby.

     (f) Upon consummation of the sale and purchase of the Acquired Assets and the assignment and assumption of the Assumed Liabilities at the Closing, as contemplated by this Agreement, Furniture Brands International will deliver to the Selling Companies the Purchase Price including title to the Shares free and clear of any liens, claims, charges, restrictions, security interests, options or other legal or equitable encumbrances, except as noted in the Registration Rights Agreement .

     Section 3.2. Capitalization; Structure. (a) The authorized capital stock of Furniture Brands International consists of 100 million shares of $1.00 stated value Common Stock of which 50,592,530 shares are outstanding as of October 2, 2001. The authorized and outstanding stock will not materially change through Closing. All such outstanding shares of Common Stock are, and all of the Shares to be issued in this transaction, when so issued, will be, duly authorized, validly issued, outstanding, fully paid and nonassessable and free of preemptive rights, and owned of record and beneficially by the Selling Companies free and clear of any liens, claims, charges, security interests, options or other legal or equitable restrictions encumbrances, subject only to the Rights Agreement. Other than the Rights Agreement and stock options issued in the ordinary course of business pursuant to Buyer's existing long-term incentive plans, there are currently no outstanding options, rights, warrants or other securities or contractual obligations binding upon Furniture Brands International or its stockholders that enable the holder or holders thereof to purchase or otherwise acquire shares of the Common Stock.

     Section 3.3. Brokers, Finders, etc. Buyers have not employed, and are not subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

     Section 3.4. Litigation; Orders. Except as disclosed in Schedule 3.4, as of the date hereof, there is no Action pending or, to the knowledge of Buyers threatened, against or relating to or affecting the Buyers which could reasonably be expected to result in the issuance of any order, writ, injunction or judgment restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or if determined adversely to the Buyers could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of either of the Buyers. Except as set forth in Schedule 3.4, there are no material orders, writs, judgments, decrees, injunctions stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) affecting the Common Stock outstanding against Buyers. There is no litigation pending or, to the knowledge of the Buyers, threatened, against the Buyers, which is not adequately covered by insurance and which if determined adversely to the Buyers could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Buyers or which may restrict or interfere with their ability to perform this Agreement.

     Section 3.5. Sufficient Funds. Buyers have sufficient funds available to pay the Purchase Price in full and to perform all of their obligations hereunder.

     Section 3.6. Material Information. The representations and warranties of Buyers contained herein, and the Certificates and Schedules to this Agreement provided by Buyers to Sellers hereunder are accurate and complete. Buyers have not made any untrue statement of facts to Sellers or omitted to state a fact necessary to make the statements made by Buyers not misleading.

     Section 3.7. SEC Filings. The Annual Report on Form 10-K for the year ended December 31, 2000 and the Quarterly Report on Form 10-Q for the period ended September 30, 2001 filed by Furniture Brands International with the Securities and Exchange Commission (the "SEC"), including all exhibits thereto (collectively, the "SEC Documents"), complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyers have heretofore made available to Sellers copies of the SEC Documents.

     Section 3.8. Material Adverse Change. Since September 30, 2001 there has not been any material adverse change in the business condition, results of operations or financial condition of the Buyers.

                                    ARTICLE 4
                                    ---------

                         Covenants of Sellers and Buyers
                         -------------------------------

     Section 4.1. Investigation of Business; Access to Properties, Records and Employees. (a) After the date hereof and up to the Closing Date, Sellers shall afford to representatives of Buyers, including Buyers' legal and financial advisors, reasonable access to the respective offices, plants, properties, books and records, files, stock books and minute books, books of account and copies of tax returns of the Selling Companies and Sellers where appropriate relating to the Acquired Assets and the Subsidiaries during normal business hours, in order that Buyers may have full opportunity to make such investigations as they reasonably desire of the affairs of the Selling Companies and their Subsidiaries, their financial condition, corporate status, Liabilities, contracts, business operations, property and title thereto, litigation, patents, trademarks, copyrights and other matters relating to the business, properties and assets of the Selling Companies and their Subsidiaries; provided, however, that such investigation shall be conducted in such a manner that it does not unreasonably disrupt the personnel or operations of Sellers. Sellers shall cause their respective personnel to assist Buyers in making such investigation, and to make their counsel, accountants, employees and other representatives reasonably available for such purposes. If, after the date hereof, and prior to the Closing, in the course of any investigation pursuant to this Section 4.1, Buyers discover any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, Buyers shall promptly so inform Sellers of such fact, provided, however, that the failure so promptly to inform Sellers shall not constitute a default under the Agreement, but shall be deemed a waiver of Buyers' right to claim damages as a result of such breach. In the case where Buyers have given prompt notice, then notwithstanding the Closing, any damages as a result of such breach shall be applied to the Indemnification, Basket and Cap under the terms of Article 9.

     (b) During their investigation as aforesaid, Buyers shall have the right to make copies of any such records, files, tax returns and other materials relating solely to the business operations of Selling Companies, the Subsidiaries, the Acquired Assets, and the Assumed Liabilities as they may deem advisable. Prior to the Closing Date, Buyers and their representatives will protect and maintain strictly confidential all information relating to the Selling Companies obtained by them hereunder or otherwise which is not otherwise publicly available and will not use or disclose such information for any purpose unrelated to the consummation of the transactions contemplated hereby, unless and until such time as such information is otherwise publicly available or as Buyers are advised by counsel that such information is required by law to be disclosed. In the event this Agreement is terminated, Buyers and their representatives agree to return promptly, if so requested by Sellers, every document furnished to Buyers and their representatives by Sellers in connection with the transactions contemplated hereby and any copies thereof Buyers and their representatives may have made and to use their best efforts to cause their representatives to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made. The undertakings of this Section are of the essence and shall survive any termination or abandonment of the transaction.

     (c) After Closing, the Selling Companies will retain all of the Selling Companies' books and records not included in the Acquired Assets, including without limitation those referenced in Section 1.1(n) as being excluded from the Acquired Assets. All other books and records will be delivered to Buyers at Buyers' request including without limitation copies of any appropriate documents contained in the Data Room compiled for due diligence in this matter that have not been copied previously by Buyers and that relate to the Acquired Assets and the Subsidiaries. Subject to the foregoing, Buyers agree (i) to hold all of the books and records included in the Acquired Assets of the Selling Companies delivered to Buyers on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the Selling Companies, and (ii) following the Closing Date, to afford Sellers, their representatives, accountants and counsel, during normal business hours, upon reasonable request, at any time, full access to such books, records and other data and to the employees of the Selling Companies to the extent that such access may be requested for any legitimate purpose at no charge to Sellers (other than for reasonable out-of-pocket expenses); provided, however, that (i) nothing in this Agreement shall limit any of Sellers' rights of discovery, (ii) Sellers agree that all such non-public information shall be held strictly confidential, and (iii) Buyers shall not have any liability for the accidental loss or destruction of any such records. Buyers shall have the same rights, and Sellers the same obligations, as are set forth above in this Section 4.1(c) with respect to the records of the Selling Companies pertaining to the Selling Companies that are retained by the Selling Companies.

     (d) Buyers agree to cooperate with Sellers in the preparation for and prosecution of the defense of any Action arising out of or relating to any Excluded Liability, including, without limitation, (i) by affording to representatives of Sellers reasonable access to their offices, plants, properties, books and records during normal business hours in order that Sellers may have full opportunity to make such investigations as may be necessary in connection therewith; provided, however, that such investigation shall not unreasonably disrupt the personnel and operations of Buyers, and (ii) by making available evidence within the control of Buyers and persons needed as witnesses employed by Buyers in each case as reasonably needed for such defense; provided, however, that Sellers hereby covenant and agree not to disclose any of such information that is confidential or proprietary except as may be necessary for the purposes for which such information is obtained. Sellers shall reimburse Buyers for their out of pocket costs relating to their cooperation under this subparagraph.

     (e) Sellers agree to cooperate with Buyers in the preparation for and prosecution of the defense of any Action arising out of or relating to any Assumed Liability, including, without limitation, (i) by affording to representatives of Buyers reasonable access to their offices, plants, properties, books and records during normal business hours in order that Buyers may have full opportunity to make such investigations as may be necessary in connection therewith; provided, however, that such investigation shall not unreasonably disrupt the personnel and operations of Sellers, and (ii) by making available evidence within the control of Sellers and persons needed as witnesses employed by Sellers in each case as reasonably needed for such defense; provided, however, that Buyers hereby covenant and agree not to disclose any of such information that is confidential or proprietary except as may be necessary for the purposes for which such information is obtained. Buyers shall reimburse Sellers for their out of pocket costs relating to their cooperation under this subparagraph.

     (f) The letter agreement dated June 7, 2001 between Sellers and Buyers (the "Confidentiality Agreement") shall remain binding upon the parties thereto and in full force and effect, and the terms of the Confidentiality Agreement are incorporated in this Agreement by reference.

     Section 4.2. Best Efforts; Obtaining Consents. (a) Subject to the terms and conditions in this Agreement, Sellers and Buyers each agree to use their reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the others in connection with the foregoing, including using their reasonable best efforts:

          (i) at no expense to Sellers, to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts,

          (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation,

          (iii)to lift or rescind any injunction or restraining order or other order (except such order as may have been secured by any governmental agency) adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated hereby, and

          (iv) to fulfill all conditions to this Agreement.

Each party further covenants and agrees, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order (except such orders, decrees, etc. which may have been secured by any governmental agency) that would adversely affect the ability of the parties to consummate the transactions contemplated hereby, to use their best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

     (b) Without limiting the generality of the foregoing, Buyers shall (i) take promptly all actions necessary to make the filings required of Buyers under the HSR Act and seek early termination of the applicable waiting period under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Buyers from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, and (iii) cooperate with Sellers in connection with any filing of Sellers under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general. Buyers will pay the HSR Act filing fee.

     (c) In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law (as defined in this Agreement). If any suit is instituted challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each party shall use all reasonable efforts to take such action as may be required (i) by the applicable governmental authority in order to resolve such objections as such governmental authority may have to such transactions under such Antitrust Law, or (ii) by any court or similar tribunal, in any suit brought by a private party or governmental authority challenging the transactions contemplated hereby as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions.

     (d) Each party hereto shall promptly inform the others of any communication from the United States Federal Trade Commission, the Department of Justice or any other governmental authority regarding any of the transactions contemplated hereby. If any party hereto or any affiliate thereof receives a request for additional information or documentary material from any such governmental authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make or cause to be made as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Buyers and Sellers will advise the other promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyers or Sellers, as the case may be, propose to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental authority in connection with the transactions contemplated hereby.

     (e) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Section 4.3. Lockup; Registration Rights. At Closing, Buyers and Sellers will enter into a Registration Rights Agreement in the form attached hereto as
Exhibit 4.3.

     Section 4.4. Further Assurances;  Time of Essence. The parties hereto agree
(a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and to vest Buyers with full right, title and possession to all Acquired Assets and Assumed Liabilities and Sellers with full and unrestricted rights to the Shares pursuant to the Registration Rights Agreement attached hereto and except as therein provided. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     Section 4.5. Conduct of Business. From the date hereof through the Closing Date, or until the transaction contemplated hereby shall have been terminated as provided in this Agreement, except as otherwise provided for in or contemplated by this Agreement, and except as consented to or approved by Buyers in writing, Sellers covenant as follows:

     (a) the Selling Companies and Subsidiaries shall operate their businesses in the ordinary and usual course in all material respects in accordance with past practice, and shall maintain their records and books of account in a manner that fairly and accurately reflects their income, expenses, assets and Liabilities in accordance with past practice and United States generally accepted accounting principles consistently applied, and shall use commercially reasonable efforts to operate and maintain their businesses in such a manner as is designed to avoid any material adverse effect on any Selling Company;

     (b) the Selling Companies and Subsidiaries shall not:

          (i) make any investment of a capital nature in any other firm or corporation, either by the purchase of stock or securities, by contributions to capital or by property transfers or otherwise, or purchase any material amount of property or assets of any other individual, firm or corporation;

          (ii) waive or release any rights of material value or allow or effect any sale, assignment, abandonment or transfer by the Selling
               Companies or Subsidiaries of, or any failure to renew any registration relating to, any rights with respect to the Selling Companies' or Subsidiaries' Intellectual Property or License Agreements; or

          (iii)close or discontinue operations in any plants or any other facilities (other than pursuant to plans being implemented as of the date hereof with respect to facilities not included as Acquired Assets), or knowingly permit any material change in the business of the Selling Companies, the Subsidiaries or in relationships with material suppliers, customers, landlords or others;

     (c) except in the ordinary course of business consistent with past practice, or as otherwise provided for in or contemplated by this Agreement, the Selling Companies and the Subsidiaries shall not:

          (i) sell, lease, transfer or otherwise dispose of or make any commitment to sell, lease, transfer or otherwise dispose of Acquired Assets or assets of the Subsidiaries;

          (ii) acquire or make any commitment to acquire any material assets as to the Subsidiaries, or that would constitute Acquired Assets or create Assumed Liabilities;

          (iii)except for the cancellation of all intercompany accounts with LifeStyle and its affiliates outstanding at the Closing Date, cancel, compromise, release or assign any debts owed to it that are Acquired Assets or those owed to the Subsidiaries;

          (iv) create or permit to exist any new security interest, lien or encumbrance on the Acquired Assets or Assumed Liabilities or the assets of the Subsidiaries other than Permitted Liens;

          (v) (i) incur or assume any long-term debt or, except in the ordinary course of business or under existing lines of credit, incur or assume any short-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any liability of another party; or
               (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to the Subsidiaries and customary loans or advances to customers or employees in accordance with past practices), in each case to the extent such debt, guaranty, loan or advance would be an Assumed Liability or a liability of a Subsidiary;

          (vi) enter into any contract or commitment of any kind not terminable on notice of sixty (60) days or less, or enter into any lease, license, royalty or union agreement, or any joint venture, partnership or other similar arrangement or form any other new arrangement for the conduct of their businesses to the extent any of the foregoing would result in any Assumed Liability hereunder or a liability of a Subsidiary;

        (vii) allow or effect any material change in the historical policies of the Selling Companies or Subsidiaries regarding the prices, credit terms or other terms of sale with respect to any of their merchandise, commodities, products or product lines;

        (viii) allow or effect any material change in the level of inventory of the Selling Companies or Subsidiaries for the time of year involved;

          (ix) allow or effect any material change in (x) any investment, accounting, financial reporting, inventory or tax practice or policy of the Selling Companies or Subsidiaries or (y) any method of calculating any bad debt, contingency or other reserve of the Selling Companies or Subsidiaries for accounting, financial reporting or tax purposes;

          (x) incur any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Selling Companies prepared in accordance with U.S. generally accepted accounting principles consistently applied.

     (d) except as required by law or contractual obligations or other understandings or arrangements existing on the date hereof, and other than salary increases and bonuses consistent with past practice, the Selling Companies and Subsidiaries shall not:

          (1) increase in any manner the compensation or fringe benefits of, or enter into any new bonus or incentive agreement or arrangement with, any of their directors or officers or other key employees;

          (2) pay or agree to pay any pension, retirement allowance or other employee benefit to any such director, officer or key employee, whether past or present if such payment or agreement would be an Assumed Liability of Buyer hereunder or liability of a Subsidiary;

          (3) enter into any new employment, severance, management, consulting or other compensation agreement with any director, officer or key employee, whether past or present; or,

          (4) commit itself to any additional bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee of the Selling Companies or Subsidiaries, or (except as may be required by law) terminate, amend or commit itself to terminate or amend any of such plans, funds or similar arrangements in existence on the date hereof if such payment or agreement could become a liability of Buyer hereunder or a liability of a Subsidiary;

     (e) provided, however, that in no event shall Sellers be deemed to have breached or violated any covenant contained in this Section by reason of any action taken, other than at the express request of Sellers, by any officer, director or affiliate of Buyers, or at the request or direction of any such person.

     Section 4.6. Additional Covenants of Buyers. Prior to the Closing Date, except as otherwise consented to by Sellers in writing, Buyers shall not (a) repurchase, or permit any of their affiliates or "control persons" (as defined in Rule 144) to acquire, shares of the Common Stock of Furniture Brands International; (b) except in the ordinary course of business pursuant to Buyers' existing long-term incentive plans, and except as required by the terms of the Rights Agreements, issue any shares of Common Stock or any options, rights, warrants or other securities or contractual obligations enabling any person to acquire any shares of Common Stock; or (c) communicate with the employees of the Selling Companies without the express consent of LifeStyle. Within a reasonably short transition time after the Closing Date not to exceed thirty (30) days, Buyers shall remove LifeStyle's names, trade names, logos and similar indicia from all Acquired Assets, including without limitation, sales, marketing and shipping materials.

     Section 4.7. Acquisition Proposals. Sellers shall not, and shall use their best efforts to cause their officers, directors and employees, and investment bankers, attorneys, accountants and other agents retained by Sellers not to, (i) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal for the acquisition of the Acquired Assets and/or the Assumed Liabilities, or (ii) engage in negotiations or discussions with, or furnish any information or data to, any third party relating to the acquisition of the Acquired Assets and/or Assumed Liabilities.

     Section 4.8. Preservation of Business. Subject to the terms and conditions of this Agreement, Sellers shall use all reasonable efforts to preserve the businesses of the Selling Companies and Subsidiaries intact, to keep available to the Selling Companies and Subsidiaries the services of the employees of the Selling Companies and Subsidiaries, and to preserve the goodwill of customers and others having business relations with the Selling Companies and Subsidiaries other than closure or transfer of those portions of the businesses constituting any Excluded Asset.

     Section 4.9. Public Announcements. Sellers and Buyers will not issue, and will not permit any agent, affiliate or representative to issue, any press releases or otherwise make, or permit any agent, affiliate or representative to make, any public statements with respect to this Agreement or the transactions contemplated hereby, unless all parties shall have mutually agreed upon the language of any such statement or release. Sellers and Buyers will consult with each other concerning the means by which the Selling Companies' employees, customers, and suppliers and others having dealings with the Selling Companies will be informed of the transactions contemplated hereby, and Buyers will have the right to be present for any such communication.

     Section 4.10. Non-Solicitation; Trade Secrets. (a) For a period of one year following the Closing Date, Sellers will not, directly or indirectly, without the prior written approval of Buyers, initiate the solicitation of any person who is an officer, executive, agent or employee of the Selling Companies or any of their subsidiaries as of the Closing Date, to terminate his or her employment by or services to Buyers; provided, however, that the foregoing shall not prohibit Sellers from soliciting and hiring through general advertising not specifically targeted to such an officer, executive, agent or employee.

     (b) After the Closing Date, Sellers will, and will cause their respective subsidiaries to, keep strictly confidential, and not use or disclose, directly or indirectly, any customer lists, marketing, sales or product strategies or plans, trade secrets, proprietary rights or other confidential information of the Selling Companies or their Subsidiaries as the same is related to the Acquired Assets and/or Assumed Liabilities or Subsidiaries, except (i) as and to the extent required by applicable law after prior written notice thereof has been provided to Buyers, or (ii) such information has been publicly disclosed other than by Sellers or the Subsidiaries.

     (c) Sellers and Buyers agree that any remedy at law for any breach by them of this Section 4.10 and Section 4.1(b) and (f) would be inadequate, and the non-breaching party would be entitled to injunctive relief in such a case.

     (d) Each provision of this Section 4.10 shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this
Section 4.10 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision, the remaining provisions of this Section 4.10 or any other provision of this Agreement. Any such provision may be reformed by a Court to give such provision as much effect as to the intent of the provision as the law shall allow.

     Section 4.11. Guaranties. (a) With respect to the guaranties and letters of credit listed in Schedule 4.11 (the "Guaranties"), Buyers shall use their best efforts (which need not, however, include incurring any cost or agreeing to any modifications of the terms of the underlying obligations) to cause themselves to be substituted in all respects for, and to release, Sellers, Masco Corporation and any other guarantor from any obligations arising under such Guaranties effective as of the Closing Date. If Buyers are unable to effect such a substitution and release with respect to any such Guaranty after using best efforts to do so, (i) at the Closing Buyers will deliver their agreement, reasonably satisfactory to Sellers, to indemnify such guarantors for any loss or liability sustained under any such Guaranty on or after the Closing Date, and
(ii) such guarantors shall thereafter have the right to cancel and release all such Guaranties. To Sellers' knowledge, there are no Guaranties other than those listed on Schedule 4.11.

     (b) Sellers agree to notify Dun & Bradstreet of the termination of Sellers' ownership of the Acquired Assets and Assumed Liabilities immediately after Closing. Buyers agree to take such ministerial action as Sellers may reasonably request to notify any person who is a beneficiary of any such Guaranty of the termination of Sellers' ownership of the Acquired Assets and Assumed Liabilities, and to certify to such notification.

     Section 4.12. Performance of the Selling Companies' Obligations. Buyers agree from and after the Closing Date to timely perform and fulfill all of the obligations and commitments represented by the Assumed Liabilities as and when due, whether existing as of the Closing Date or arising or incurred thereafter.

     Section 4.13. Post-Closing Cooperation. Prior to, at and for ninety (90) days after the Closing, Sellers shall reasonably cooperate, at no expense to Sellers and subject to available personnel resources, with Buyers in connection with the initiation by Buyers of administrative, accounting, tax, personnel, legal and management functions previously provided by Sellers with respect to the businesses of the Selling Companies. Such cooperation shall include, but not be limited to, the provision by Sellers of any documents (or copies thereof) reasonably requested by Buyers which relate to Acquired Assets or Assumed Liabilities and the provision to Buyer of reasonable access to Sellers' personnel with respect to such administrative, accounting, tax, personnel, legal and management functions.

     Section 4.14. Insurance. (a) Sellers shall look solely to the insurance policies noted in Section 2.15 hereof and those maintained by Sellers over the past five years (collectively, the "Sellers' Insurance Policies"), with respect to any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of the Selling Companies which is or was covered under Sellers' Insurance Policies (without regard to deductibles) and which relates to or arises out of occurrences on or prior to the Closing Date, including, without limitation, all such workers compensation, general liability, and automobile liability claims (a "Pre-Closing Claim"). Neither Buyers nor their affiliates shall have any responsibility for obtaining any insurance or bearing any loss, liability, claim, damage or expense relating to any Pre-Closing Claims. Sellers shall receive and retain all reserves related to, shall be solely liable for, and shall indemnify Buyers against all Pre-Closing Claims.

     (b) Buyers shall look solely to the insurance policies maintained by Buyers after the Closing Date (collectively, the "Buyers' Insurance Policies"), with respect to any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of the Selling Companies which is covered under Buyers' Insurance Policies (without regard to deductibles) and which relates to or arises out of occurrences after the Closing Date, including, without limitation, all workers compensation, general liability, and automobile liability claims (a "Post-Closing Claim"). Neither Sellers nor their affiliates shall have any responsibility for obtaining any insurance or bearing any loss, liability, claim, damage or expense relating to any Post-Closing Claims. Buyers shall establish all reserves related to, shall be solely liable for, and shall indemnify Sellers against all Post-Closing Claims.

     Section 4.15. Intercompany Accounts. At Closing, any account receivable or account payable between the Selling Companies and any of their affiliates, including LifeStyle, and the Subsidiaries or between the Subsidiaries will be satisfied and cancelled and not forgiven. From and after the Closing Date, Buyers will have no obligations to Sellers or rights with respect to any such intercompany accounts.

     Section 4.16 Additional Covenants of Sellers. (a) At or prior to Closing, Sellers shall cause any of their other affiliates to transfer any assets owned by them and used primarily in the business of the Subsidiaries, including but not limited to, Selling Companies Intellectual Property, to the Subsidiaries as directed by Buyers.

     (b) As to those contracts held in the name of Lifestyle or another Lifestyle affiliate wherein the entire contract or a part of the contract is for the benefit of the operations of Selling Companies or Subsidiaries, Sellers shall make assignments for these contracts, or the benefits of those parts of contracts to be assigned to the appropriate Selling Company or Subsidiary prior to Closing subject to obtaining all the required consents and approvals as described in Schedule 2.1(c).

     (c) Any cash or cash equivalent delivered to the lock boxes and bank accounts of the Selling Companies after the Closing Date shall be delivered to the Buyers. Sellers shall use their reasonable best efforts to provide Buyers an assignment of all lock boxes and bank accounts, maintained for the Selling Companies and the Subsidiaries in form reasonably satisfactory to Buyers. Sellers shall advise the banks and financial institutions where the lock boxes and bank accounts are maintained of the desired assignment and any necessary instructions as to any withdrawals from the lock boxes and records. New signature and authorization documents and any other documents reasonably required by the banks and financial institutions to make the transfer shall be executed and delivered.

     (d) No later than fifty (50) days after the date Buyers file an 8-K with respect to this transaction (the "8-K"), Sellers shall deliver to Buyers true and complete copies of the audited consolidating and combined balance sheets, income statements and cash flow statements with all notes thereto of the Selling Companies (collectively, "Audited Statements") as of and for the year ended December 31, 2000. If in connection with the 8-K, the Buyers are required to file copies of Sellers' Audited Statements as of and for the year ending
December 31, 2001, Sellers shall deliver to Buyers copies of those Audited Statements not later than three business days prior to the date by which the Buyers are required to file them.

     (e) Between the date hereof and Closing in order that the 10% ownership limitation provision in Section 1.4 is not triggered, Sellers shall not acquire any capital stock of Buyers.

                                    ARTICLE 5
                                    ---------
                                Employee Benefits
                                -----------------

     Section 5.1. Employee Benefit Plans. (a) Except to the extent reflected on the Closing Balance Sheet (which shall include Liabilities under Selling Companies Employee Benefits Plans only if such Plans are referenced in Schedule 5.1(a)), Buyers do not assume any Liabilities under any Selling Companies Employees Benefit Plans as defined herein. Sellers shall retain all such plans, and Liabilities thereunder. Sellers represent and warrant to Buyers as follows:

     (b) Schedule 5.1(b) lists all written compensation and benefit plans, contracts and arrangements of the Sellers (other than routine administrative procedures) in effect as of the date hereof including, without limitation, all written pension, profit sharing, savings and thrift, bonus, incentive, deferred compensation, equity based compensation, severance pay, medical, life insurance, and other material welfare plans of the Selling Companies or any of their affiliates in which any current or former employees of the Selling Companies ("Selling Companies Employees") or their beneficiaries participate, other than Foreign Benefit Plans (as defined in Section 5.7), (collectively, "Selling Companies Employee Benefit Plans"). With respect to each Selling Companies Employee Benefit Plan, the Sellers have made or will make available to Buyers true, correct and complete copies of all of the following: (i) all documents which comprise the plan, including the most current version of the plan and any subsequent amendments (including a description of any such plan that is not in writing); (ii) any related trust agreements, master trust agreements, pension contracts, or insurance contracts; (iii) investment management agreements or custodial agreements; (iv) fiduciary liability insurance policies; (v) all rulings, determination letters, no-action letters or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other governmental body that pertain to the plan and any open requests therefor; and (vi) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with each of the three preceding years.

     (c) Except as set forth in Schedule 5.1(c), all Selling Companies Employee Benefit Plans which are "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (together with any successor statute, and any rules or regulations promulgated thereunder, "ERISA"), in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including but not limited to the Code and ERISA.

     (d) Except as otherwise set forth in Schedule 5.1(d), Sellers do not, nor have they during the 5-year period ending at the Closing Date, sponsored, contributed to, or been obligated to contribute to any plan subject to Title IV of ERISA or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

     (e) Assuming compliance by Buyers with their obligations under Sections 5.5 and 5.6, the consummation of the transactions contemplated by this Agreement, other than by reason of Buyers' actions following the Closing, will not create any Assumed Liability to pay any current or former Selling Companies Employee any severance pay, unemployment compensation, or increase in the amount of any compensation, nor accelerate the time of payment or vesting of any such payment, except as disclosed on Schedule 5.1(e) or as provided in Section 5.6. Sellers acknowledge that Selling Companies Employees who decline Buyers' offer of employment shall not be entitled to severance pay from Sellers.

     Section 5.2. Termination of Participation. The plan documents with respect to the Selling Companies Employee Benefit Plans do not obligate Buyers to continue any of Selling Companies Employee Benefit Plans or benefits thereunder for those Selling Companies Employees who become employed with Buyers as a result of the transactions contemplated herein. The active participation of each Selling Companies Employee in each Selling Companies Employee Benefit Plan shall cease as of such Selling Companies Employee's Hire Date pursuant to the terms of each such Plan. For each Selling Companies Employee who is Actively at Work on the Closing Date the Hire Date shall be the Closing Date, and for each other Selling Companies Employee the Hire Date shall be the date on which such Selling Companies Employee returns to Active Employment with Sellers. Actively at Work or Active Employment means the performance of work by a Selling Companies Employee either at his or her customary place of employment or such other place or places required in the course of performing duties and responsibilities generally for the regular assigned number of hours and at the base rate of pay in accordance with the established employment practices of the Selling Companies. A Selling Companies Employee shall be considered to be Actively at Work on any regular nonworking day provided that the Selling Companies Employee had been actively at work on the regular working day immediately preceding such nonworking day.

     Section 5.3. Retirement Plan. The Sellers shall retain all assets and Liabilities under The LifeStyle Retirement Plan (the "Retirement Plan").

     Section 5.4. Sellers' Obligations. (a) The Sellers shall be responsible for the payment of all wages and other remuneration due to Selling Companies Employees who are Actively at Work on the Closing Date with respect to their services as Selling Companies Employees through the close of business of the Sellers on the Hire Date, and for the payment of all wages and other remuneration due to each other Selling Companies Employees, through the close of business on the business day of the Sellers immediately preceding the Hire Date (in each case except to the extent such payment responsibilities are reflected on the Closing Balance Sheet, it being acknowledged and agreed that the Closing Balance Sheet shall reflect Liabilities under Selling Companies Employee Benefit Plans only if such Plans are referenced in Schedule 5.1(a)) and, subject to compliance by Buyers with their hiring obligations set forth in Section 5.5, any and all payments required under the WARN Act for employees terminated by Sellers prior to the Closing Date.

     (b) Sellers shall be responsible for the administration of and shall assume any and all obligations arising after the date hereof under the continuation coverage requirements of Section 4980B of the Code (as amended) with respect to any Selling Companies Employees who are terminated by the Sellers or have a qualifying event prior to the Hire Date.

     (c) Sellers will permit Buyers to have access to the Selling Companies and the Subsidiaries records for all current employees of the Selling Companies and the Subsidiaries.

     (d) To the knowledge of the Sellers, no current officer, director or employee of the Selling Companies is bound by any Contract that purports to limit the ability of such officer, director, or employee to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Selling Companies.

     Section 5.5 Buyers' Obligations. On the Closing Date, Buyers shall offer comparable employment to all current employees of the Selling Companies who are Actively at Work at the locations included in the Acquired Assets. Notwithstanding, Buyers have no obligation to hire any employees of the LifeStyle Leather Products operations of Drexel Heritage, as such operations are not being sold to Buyers. With respect to Selling Companies Employees who are not Actively at Work on the Closing Date, Buyers shall offer comparable employment to such individuals on the date they return to Active Employment. Buyers agree to waive all pre-existing condition provisions and all waiting period provisions under their group medical insurance plan for all Selling
Companies Employees who are hired by Buyers, and to recognize all accrued vacation. On or before the Closing Date, Buyers shall establish a group medical insurance plan with CIGNA for all Selling Companies Employees who are hired by Buyers, and such group medical insurance plan shall be substantially similar to the Selling Companies' existing group medical insurance plan, except that (i) Buyers shall retain sole and absolute discretion to amend and/or terminate such plan at any time after the date 90 days after the Closing Date, and (ii) Buyers shall have no obligation to offer retiree welfare benefits. Buyers assume no liability or obligation under any Selling Companies Employee Benefit Plan except to the extent reflected on the Closing Balance Sheet.

     Section 5.6. Employee Benefits. (a) Following the Hire Date, Buyers shall provide the employees of the Selling Companies Employees with employee benefits, programs, policies and arrangements which are, in the aggregate as generous (or more generous) than those benefits provided by Buyers to at least one of their three existing operating companies. Selling Companies Employees who are hired by Buyers shall be given full credit for past service with the Selling Companies in determining their eligibility and vesting (but not benefit accrual) under Buyers' employee benefits, programs, policies and arrangements.

     (b) Sellers and Buyers shall give any notices required by law and take whatever other actions with respect to the plans, programs and policies described in this Article V as may be necessary to carry out the arrangements described in this Article V. If any of the arrangements described in this
Article V are determined by the IRS or other governmental body to be prohibited by law, Sellers and Buyers shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

     Section 5.7 Foreign Benefit Plans. Buyers' shall assume, or the Subsidiaries shall remain liable for, all Liabilities, contingent or otherwise, under any written compensation and benefit plans, contracts and arrangements of Sellers or Subsidiaries (other than routine administrative procedures) in effect as of the date hereof including, without limitation, all written pension, profit sharing, savings and thrift, bonus, incentive, deferred compensation, equity based compensation, severance pay, medical, life insurance, and other material welfare plans or obligations, be they discretionary, mandated or otherwise, of Sellers or any of their affiliates in which any current or former employees of the Selling Companies or the Subsidiaries who are employed outside the United States ("Non-U.S. Employees") or their beneficiaries participate, or are entitled to participate (collectively, "Foreign Benefit Plans"). Sellers represent and warrant to Buyers as follows:

     (a) Sellers have endeavored in good faith to deliver or make available to Buyers, and to the knowledge of Sellers they have delivered or made available to Buyers, all material, documents and information requested by Buyers with respect to the Foreign Benefit Plans.

     (b) Each Foreign Benefit Plan and related trust agreement, annuity contract or other funding instrument is a valid and binding obligation of the applicable Seller or Subsidiary and in full force and effect, and there are no defaults by a Seller or a Subsidiary thereunder. To the knowledge of Sellers, none of the rights of Sellers or Subsidiaries thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all the rights of such Sellers or Subsidiaries thereunder will be enforceable by Buyers at or after the Closing Date without the consent or agreement of any other party. To the knowledge of Sellers, the consummation of the transactions contemplated by this Agreement, other than by reason of Buyers' actions following the Closing, will not entitle any current or former Non-U.S. Employee to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former Non-U.S. Employee.

     (c) To the knowledge of Sellers, each Foreign Benefit Plan and related trust agreement, annuity contract or other funding instrument complies with and has been administered, operated and maintained in compliance with its terms and all applicable requirements of Law and Sellers have no direct or indirect liability under the requirements provided by Law. To the knowledge of Sellers, Sellers provide to Non-U.S. Employees all government mandated benefits. To the knowledge of Sellers, there is no pending or threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Foreign Benefit Plan and no facts exist that would give rise to any legal action, proceeding or investigation, suit, grievance, or other manner of litigation or claim other than routine claims for benefits. Sellers have not received any notice that any Seller or any of Sellers' directors, officers, employees or other fiduciaries have any liability for failure to comply with applicable Law in acting or failing to act in connection with the administration or investment of any Foreign Benefit Plan.

     (d) All expenses and Liabilities relating to all of the Foreign Benefit Plans have been, and will on the Closing Date be, properly accrued on Sellers' books and records and Sellers' financial statements reflect such Liabilities to the extent required by the requirements of United States generally accepted accounting principles consistently applied.

                                    ARTICLE 6
                                    ---------

     Section 6.1. Tax Representations and Warranties. The Sellers represent and warrant that:

     (a) Taking into account all extensions of time granted by the applicable Taxing authorities, the Selling Companies and Subsidiaries have timely filed (or have had filed on their behalf), all Tax Returns (as defined in this Agreement) that were required to be filed by applicable law with respect to the Subsidiaries and the Acquired Assets. All such Tax Returns were, as of the time of filing, materially true, complete and correct. Except as set forth on
Schedule 6.1(a), none of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Income Tax Return or franchise Tax Return.

     (b) The Selling Companies and Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), an adequate accrual for the payment of, all Taxes (as defined in this Agreement) due with respect to the Subsidiaries and the Acquired Assets.

     (c) There are no Liens for Taxes upon the Acquired Assets of the Selling Companies or the Subsidiaries, except for statutory liens for Taxes not yet due. The transactions contemplated by this Agreement will not give rise to (i) the creation of any Liens against the Acquired Assets or the Subsidiaries in respect of any Taxes or (ii) the assertion of any additional Taxes against the Acquired Assets or the Subsidiaries.

     (d) Except as set forth on Schedule 6.1(d), with respect to the Acquired Assets and the Subsidiaries, no material adjustments or deficiencies relating to the Tax Returns referred to in clause (a) of this Section have been proposed, asserted or assessed in writing by the Internal Revenue Service or the relevant state, local or foreign Taxing Authority, except for such material adjustments or deficiencies which have been fully paid or finally settled.

     (e) Except as set forth in Schedule 6.1(e), there are no outstanding waivers extending the applicable statute of limitation with respect to any Tax Return of the Subsidiaries or of the Selling Companies with respect to the Acquired Assets for any taxable period.

     (f) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by, or subject to any option to acquire held by the Subsidiaries.

     (g) No written notice has been received from any Taxing Authority (as hereinafter defined) of any jurisdiction in which any Selling Company with respect to the Acquired Assets or any Subsidiary does not file a Tax Return asserting that it is or may be subject to taxation in that jurisdiction, except such claims as have been resolved prior to Closing.

     (h) Each of the Selling Companies and the Subsidiaries has complied with all Law relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or any similar provision under foreign, state or local Law), and has timely and properly withheld from the appropriate party and paid over to the proper Taxing Authority all amounts required to be withheld and paid over.

     (i) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

     (j) None of the Acquired Assets, the assets of any Subsidiary, or the Assumed Liabilities are subject to, or constitute, a safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

     (k) None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

     (l) None of the Acquired Assets has been financed with, or directly or indirectly secures, any industrial revenue bonds or debt, the interest on which is tax exempt under Section 103(a) of the Code.

     (m) Except as set forth on Schedule 6.1(m), none of the Acquired Assets or the assets of any Subsidiary constitutes a partnership, joint venture or other arrangement or contract that could be treated as a domestic partnership for federal income tax purposes. None of the activities of the Selling Companies and Subsidiaries constitutes or has constituted a permanent establishment in any foreign country in which they are not currently filing a Tax Return, as the term "permanent establishment" is defined in any applicable tax treaty or convention between the United States and such foreign country.

     (n) The Sellers have made available to the Buyer correct and complete copies of all federal Income Tax Returns for the tax years ended December 31, 1998, December 31, 1999, and December 31, 2000, and examination reports, and statements of deficiencies assessed against or agreed to by any of the Selling Companies and Subsidiaries for the tax years ended December 31, 1997, December 31, 1998 and December 31, 1999.

     (o) Except as set forth on Schedule 6.1(o), for taxable periods beginning after the Closing Date, none of the Subsidiaries is required to include in income any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by any such party and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. None of the Subsidiaries has any pending private letter ruling request, Technical Advice Memoranda or Field Service Requests with the Internal Revenue Service.

     (p) None of the Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (q) The Subsidiaries are in all material respects compliant with the requirements of Section 482 of the Code and the regulations thereunder as they apply to transfer pricing between controlled entities including the contemporaneous documentation requirements regarding transfer pricing policies. The Sellers and the Subsidiaries believe these policies comply with the requirements of Section 482 of the Code and the regulations thereunder.

     (r) The Subsidiaries have evidence of payment of all Taxes of a foreign country paid from the date of formation of each of them, respectively.

     (s) The Sellers represent that they have filed a consolidated federal Income Tax Return with the domestic Subsidiaries for the taxable year immediately preceding the current taxable year and that the Sellers are eligible to make an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to such Subsidiaries.

     Section   6.2.   Tax   Covenants   by  the   Sellers  and  by  the  Buyers.


     (a) The Buyers shall prepare or cause to be prepared and timely file any Tax Returns required to be filed in connection with transfer Taxes as specified in Section 1.6, and Sellers shall cooperate with Buyers in such preparation.

     (b) The Sellers will, and the Buyers will cause the Subsidiaries to, with respect to any taxable period of the business that would otherwise include but does not end on the Closing Date (a "Straddle Period"), to the extent permissible pursuant to applicable law, take all steps as are or may be reasonably necessary, including without limitation, the filing of elections or returns with applicable Taxing Authorities, to cause such period to end on the Closing Date. All Taxes attributable to Pre-Closing Periods shall be allocated to the Sellers and all Taxes for Post-Closing Periods shall be allocated to the Buyers. In the case of any Taxes for a Straddle Period, the portion of such Taxes that are allocated to the Pre-Closing Period shall (x) be deemed to be the amount that would be payable if the relevant taxable period ended as of the Closing Date pursuant to an interim closing of the books in the case of any Income Taxes and Non-Income Taxes not described in (y) below, and (y) in the case of Non-Income Taxes (e.g., property or net worth taxes), that cannot be allocated based upon an interim closing of the books, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the total number of days in such taxable period ending prior to and including the Closing Date and the denominator of which is the number of days in such taxable period. Any credits relating to the Straddle Period shall be taken into account as though the relevant taxable period ended as of the Closing Date. Except as provided in Section 6.1(a), any Taxes incurred by reason of the transactions occurring on or before the Closing Date as contemplated by this Agreement shall be treated as occurring in a Pre-Closing Period.

     (c) With respect to any Income Tax Return of a Subsidiary required to be filed by the Buyers, their Affiliates or a Subsidiary after the Closing Date for Pre-Closing Periods or Straddle Periods, the Buyers shall provide the Sellers and their authorized representatives with copies of such completed Income Tax Return at least 30 days prior to the due date (including extensions) for filing such Income Tax Return, and the Sellers and their authorized representatives shall have the right to review such Income Tax Return prior to the filing thereof. The Buyers and the Sellers agree to consult and resolve in good faith any issues arising as a result of the review of such Income Tax Return by the Sellers or their authorized representatives prior to the filing of such Income Tax Return. The Sellers will pay to the Buyers at least ten (10) days prior to the due date for filing such Income Tax Return the amount of Taxes shown due on such return that exceed the amount of such Taxes shown as a liability on the finally determined Closing Balance Sheet and that relate to (i) a Pre-Closing
Period and (ii) the portion of a Straddle Period allocated to the Sellers pursuant to Section 6.1(b). With respect to Non-Income Tax Returns in which the amount of Non-Income Taxes shown as due exceeds the amount of such Non-Income Taxes shown as a liability on the finally determined Closing Balance Sheet and that relate to (i) a Pre-Closing Period and (ii) the portion of a Straddle Period allocated to the Sellers pursuant to Section 6.1(b), the Buyers shall provide the Sellers and their authorized representatives for their review copies of such return at least 30 days prior to the due date (including extensions) for filing such Non-Income Tax Return, and the Sellers shall pay such excess to the Buyers at least ten (10) days prior to the due date for filing such Non-Income Tax Return. The Buyers and the Sellers agree to consult and resolve in good faith any issues arising as a result of the review of such Non-Income Tax Return.

     (d) From and after the Closing Date, to the extent reasonably requested by the other party and at such party's expense, each of the Sellers and the Buyers shall assist and cooperate with the other in the preparation and filing of any Tax Return and shall assist and cooperate with the other in preparing for any disputes, audits or other litigation relating to Taxes for which the other party is responsible pursuant to this Agreement. Each of the Sellers and Buyers further agrees, upon request, to use their best efforts to obtain any certificate or other document from any Taxing Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed. The Sellers further agree to comply with any notice requirement of any Taxing Authority and to provide or obtain from any Taxing Authority any certificate or other document necessary to reduce or eliminate any Taxes that otherwise would be imposed with respect to the transactions contemplated by this Agreement, including bulk transfer information.

     (e) The Sellers shall furnish to the Buyers, as provided in Section 1445(b)(2) of the Code, an affidavit stating under penalties of perjury what the Sellers' taxpayer identification numbers are and that none of the Sellers are a foreign person within the meaning of Section 1445(f)(3) of the Code.

     (f) The Sellers and the Buyers shall report the Buyers' purchase of the Acquired Assets in a consistent manner in accordance with the allocation set forth on Schedule 1.4(f) and shall take no position inconsistent or contrary thereto. The Sellers and the Buyers each shall be responsible for the preparation of any statements and forms to be filed pursuant to Section 1060 of the Code or in accordance with other applicable law.

     (g) The Sellers and the Buyers agree to comply with the standard described in Section 4 of Revenue Procedure 96-60, 1996-2 C.B. 399. With respect to wages paid after the Closing Date by the Buyers to employees of the Subsidiaries or to Selling Companies' employees who are hired by Buyer ("Transferred Employees"), the Buyers shall, in accordance with Revenue Procedure 96-60, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statements; Form W-3, Transmittal of Income and Tax Statements; Form 941, Employer's Quarterly Federal Tax Returns; Form W-4, Employee's Withholding Allowance Certificates; and Form W-5, Earned Income Credit Advance Payment Certificates (collectively the "Employee Withholding Documents"). The Sellers and the Buyers shall cooperate in good faith to the extent necessary to permit each of them to comply with the standard procedure.

     (h) The Sellers will, at the Buyers' expense, execute such documents as are necessary in order to transfer and assign to the Buyers all state unemployment insurance wage bases and experience and tax rates with regard to the calendar year that includes the Closing Date.

     (i) All Tax sharing or similar agreements to which any Subsidiary is a party shall be terminated as of the day before the Closing Date, and after the Closing Date, no Subsidiary shall be bound thereby or have any rights or obligations thereunder.

     (j) The Sellers covenant and agree, at the Buyers' request, to timely join with the Buyers to make an election pursuant to Section 338(h)(10) of the Code (and any comparable election under any applicable state, local or foreign law) with respect to the U. S. Subsidiaries and to execute any and all documents (including without limitation IRS Form 8023 Elections Under Section 338 for Corporations Making Qualified Stock Purchases) and to take any action as is necessary to effectuate such election(s). With respect to such elections, the Buyers shall be responsible for preparing IRS Form 8023 (and any comparable forms under state, local or foreign law) in a manner that complies with the Code and this Agreement and shall provide such forms to the Sellers at least thirty
(30) days prior to the due date for filing such forms for the Sellers' review and consent, which consent shall not be unreasonably withheld or delayed.

     (k) The Sellers shall be solely liable for and shall pay all applicable Taxes that may be imposed upon, or payable, collectible or incurred in connection with or arising from or attributable to the making of an election under Section 338(h)(10) of the Code (and any comparable election under any applicable state, local or foreign law) with respect to the U.S. Subsidiaries pursuant to this Agreement, and the Sellers shall include in their federal consolidated Income Tax Return and applicable state, local or foreign Tax Returns the income attributable to the deemed sale of assets pursuant to any
Section 338(h)(10) election (and any comparable election under any applicable state, local or foreign law) and any Income Tax liability resulting therefrom.

     (l) At least 10 days prior to filing, the Sellers shall deliver to the Buyers correct and complete copies of all federal, state, and foreign Income Tax Returns filed by the Sellers for the tax year beginning January 1, 2001, such Tax Returns having been prepared in accordance with the Sellers' most recent Tax practices.

     (m) Within ten days prior to the Closing, the Sellers shall provide to the Buyers for all the open tax years of P.T. Maitland-Smith Indonesia: (i) a reconciliation of the difference between the revenue disclosed in its VAT return and the revenue disclosed in its corporate income tax returns and (ii) a reasonably detailed explanation of such differences.

     Section 6.3 Tax Claims.

     (a) Without regard to any other Section of this Agreement, if a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to a Buyer Indemnified Party (as defined in Section 9.2(b)) the Buyers shall give notice to the Sellers in writing of such claim (a "Tax Claim"); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Sellers have been materially prejudiced as a result of such failure.

     (b) With respect to any Tax Claim relating to a taxable period ending on or prior to the Closing Date, the Sellers shall control all proceedings and may make all decisions taken in connection with such Tax Claim and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding the foregoing, the Sellers shall not settle any Tax Claim without the prior written consent of the Buyers, which consent shall not be unreasonably withheld or delayed, if such settlement would bind or set any precedent with respect to the Buyers, any Subsidiary or any of their respective Affiliates in a taxable period ending after the Closing Date. The Buyers shall control all proceedings with respect to any Tax Claim relating to a taxable period ending after the Closing Date.

     Section 6.4. Definitions. For purposes of this Article 6, the following terms shall have the meanings ascribed to them below:

     (a) "Code" shall mean the Internal Revenue Code of 1986, as amended, and/or, where appropriate, its predecessor, the Internal Revenue Code of 1954, as amended, or any successor thereto.

     (b) "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (c) "Income Taxes" means any federal, state, local, or foreign tax imposed upon or measured by net income, gross income or capital including any interest, penalty, or additions thereto, whether disputed or not.

     (d) "Non-Income Taxes" means any Taxes other than Income Taxes.

     (e) "Post-Closing Periods" means all taxable periods commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

     (f) "Pre-Closing Periods" means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date.

     (g)  "Tax  Returns"  means  returns,  declarations,   statements,  reports,
schedules, estimates of Taxes due, forms and information returns and any amendments thereto required to be filed with any Taxing Authority.

     (h) "Taxes" means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, real estate gains, real estate transfer or property taxes, together with any interest or penalties or additions to tax imposed with respect thereto and
(ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above. Any Taxes, penalties or interest payable as a result of an audit of any Return or any other adjustment with respect thereto shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable.

     (i) "Taxing Authority" means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

     Section 6.5. Tax Indemnification. Notwithstanding any other provisions of this Agreement, the Sellers agree to hold the Buyer Indemnified Parties harmless and indemnify each of them from and against the liability for Taxes of or attributable to the Selling Companies or the Acquired Assets (including the Subsidiaries) or the liability of the Selling Companies or the Acquired Assets (including the Subsidiaries) for Taxes of others (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6), including but not limited to the Sellers and any affiliate of any of the Sellers or any losses including damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses payable with respect to Taxes claimed or assessed against the Selling Companies or the Acquired Assets (including the Subsidiaries) (i) attributable to the Pre-Closing Period or allocated to the Pre-Closing Period in Section 6.2(b) (except to the extent of the aggregate amount of Taxes provided for on the Closing Balance Sheet),
(ii) resulting from the satisfaction or cancellation of intercompany accounts pursuant to Section 4.15 hereof whether by the Buyers, the Sellers or the Subsidiaries, or (iii) resulting from a breach of any of the representations or warranties contained in Section 6.1 hereof relating to a Pre-Closing Tax Period (with a credit for the aggregate amount of Taxes provided for on the Closing Balance Sheet); provided, however, that under no circumstances shall the Buyer Indemnified Parties be entitled to assert a claim against the Sellers with respect to Taxes payable with respect to Post-Closing Periods (except to the extent of Taxes payable with respect to Post-Closing Periods that arise out of Sellers' failure to comply with Section 4.15).

                                    ARTICLE 7
                                    ---------
                    Conditions to Buyers' Obligation to Close
                    -----------------------------------------

     Buyers' obligation to consummate the transactions consummated hereby shall be subject to the satisfaction or waiver by Buyers on or prior to the Closing Date of all of the following conditions:

     Section 7.1. Representations, Warranties and Covenants of Sellers. The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true and correct in all material respects as of such date or time. The covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects. Buyer shall have received at the Closing a certificate with respect to the foregoing matters dated the Closing Date, validly executed on behalf of Sellers, which certificate shall also state that the security interests in the Acquired Assets and Assumed Liabilities in connection with any secured credit agreement have, as of the Closing Date, been released.

     Section 7.2. Filings; Consents. All material assignments, licenses, permits, franchises, landlord consents, consents, approvals, waivers, authorizations, qualifications and orders of governmental authorities as are necessary to be obtained by Sellers in connection with the transactions contemplated hereby, including without limitation compliance with the filing and waiting period requirements of the HSR Act (the "Required Consents"), which are set forth on Schedule 7.2, shall have been obtained to the reasonable satisfaction of Buyers.

     Section 7.3. No Injunction. At the Closing Date, no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority, and there shall be no pending or threatened litigation by any governmental authority or third person to restrain or prohibit the transactions contemplated hereby or to obtain damages or other relief in connection herewith, which causes Buyers, in good faith and subject to Buyer's obligations under Section 4.2 to determine that the transaction has become inadvisable or impractical, except if Sellers offer reasonable indemnity to Buyers for consummating the transaction.

     Section 7.4. Receipt of Certain Documents. At the Closing Date, Buyers shall have received each of the following: (a) an opinion from Sellers' Counsel reasonably satisfactory to Buyers (which will be addressed to Buyers), (b) a copy of resolutions of the respective boards of directors of Sellers, authorizing the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of each such party, and (c) the affidavit referenced in
Section 6.2(e) above.

     Section 7.5. UCC Searches. Evidence of official searches by the Secretary of State of each state in which the Selling Companies conduct their businesses shall show no effective financing statements filed under the Uniform Commercial Code against any material assets of the Selling Companies except as disclosed in this Agreement or in the Schedules to this Agreement.

     Section 7.6. Change of Name. The Selling Companies shall have provided Buyers with such documents as are required under pertinent state laws to change the names of the Selling Companies to names which are dissimilar and unrelated to all corporate and trade names theretofore used by the Selling Companies.

     Section 7.7. Security Interests. Sellers shall have provided Buyers with evidence that all mortgages, pledges, liens or other security interests in the Acquired Assets and Assumed Liabilities (other than Permitted Liens) shall have been released, or shall be released immediately following Closing.

     Section 7.8. Real Property. With respect to each parcel of real estate owned by the Selling Companies and included in the Acquired Assets, the Buyer shall have received a recordable general warranty deed (subject to Permitted Liens) and proper bill of sale, each in favor of Buyer, with respect to all such real estate owned by the Selling Companies together with, for all such real estate, a commitment of a nationally recognized title insurance company to issue an owner's title insurance policy on ALTA 1970 Owner's Form B as revised insuring the fee simple estate of Buyer in each such parcel of real estate, subject only to Permitted Liens.

     Section 7.9. Bill of Sale. Buyers shall have received a bill of sale in favor of Buyer for all tangible personal property included within the definition of the term "Acquired Assets",

     Section 7.10 Assignments. Buyer shall have received an appropriate assignment with respect to all license agreements, Assumed Contracts, leases, intellectual property, security interests, intangibles and any other Acquired Assets where an assignment is appropriate to evidence transfer.

     Section 7.11 Shares of Stock. Buyer shall receive all shares of outstanding stock of the Subsidiaries along with proper stock powers duly endorsed, along with all corporate minute books, stock transfer ledgers, articles of incorporation and bylaws of the Subsidiaries.

     Section 7.12 Facilities. None of the casegoods facilities of Henredon, nor the three casegoods facilities of Drexel Heritage, nor the distribution facility of Drexel Heritage shall have been destroyed or suffered any other casualty preventing it from being operated.

     Section  7.13  Officers  and  Directors.   Sellers  shall  provide  written
resignations of all officers and directors of the Subsidiaries as shall be designated by Buyers.

                                    ARTICLE 8
                                    ---------
                   Conditions to Sellers' Obligation to Close
                   ------------------------------------------

     Sellers' obligation to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

     Section 8.1. Representations, Warranties and Covenants of Buyers. The representations and warranties of Buyers in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true and correct in all material respects as of such date or time. The covenants and agreements of Buyers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects. Sellers shall have received at the Closing a certificate with respect to the foregoing matters dated the Closing Date, validly executed on behalf of Buyer.

     Section 8.2. Filings; Consents. All Required Consents shall have been obtained and all Guaranties shall have been released or indemnified pursuant to
Section 4.11 to the reasonable satisfaction of Sellers.

     Section 8.3. No Injunction. At the Closing Date, no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority, and there shall be no pending or threatened litigation by any governmental authority or third person to restrain or prohibit the transactions contemplated hereby or to obtain damages or other relief in connection herewith, which causes Sellers, in good faith, to determine that the transaction has become inadvisable or impractical.

     Section 8.4. Receipt of Certain Documents. At the Closing Date, Sellers shall have received each of the following: (a) an opinion from Buyers' General Counsel reasonably satisfactory to Sellers (which will be addressed to Sellers), and (b) a copy of resolutions of the respective boards of directors of Buyers, including actions of Furniture Brands International as sole stockholder of Buyer, authorizing the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of each such party.

     Section 8.5. Stock Exchange Listing. The Shares shall have been duly authorized for listing on the New York Stock Exchange
(upon official notice of issuance).

     Section 8.6. Registration Rights Agreement. Buyers and Sellers shall have entered into, or will enter into at Closing, the Registration Rights Agreement in the form attached hereto as Exhibit 4.3.

                                    ARTICLE 9
                                    ---------
                          Survival and Indemnification
                          ----------------------------

     Section 9.1. Survival Periods. (a) All representations and warranties of the parties contained in this Agreement or in any Schedule to this Agreement, or any certificate, document or other instrument delivered in connection herewith shall survive the Closing until the date twenty-four (24) months after the Closing Date, except the representations and warranties set forth in Sections
2.2 through 2.7, 2.11, 2.12, and 2.15 through 2.23 shall survive the Closing until twelve (12) months after the Closing Date and the representations and warranties set forth in Sections 2.1, 2.24, 3.1 and 3.2 and Article 6 shall survive the Closing until the expiration of the longest statute of limitations applicable to each such respective representation and warranty. No action or proceeding may be brought with respect to any of the representations and warranties, unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to have breached such representation or warranty prior to the expiration date of such period.

     (b) Notwithstanding any provision to the contrary contained in this Agreement, Sellers' obligation and liability for any and all breaches of the representations and warranties set forth in this Agreement, shall not exceed in the aggregate the amount of $22 million (the "Cap"); provided that Buyers shall not be entitled to indemnification until the aggregate dollar amount of all such obligations and liabilities for such breaches shall equal in the aggregate the amount of $4 million (the "Basket"). Sellers shall be obligated to pay to Buyers any amount in excess of the Basket up to the Cap. The Cap and Basket set forth in the preceding sentences shall not apply to Liabilities for Taxes under
Article 6 or for Liabilities under the Retirement Plan.

     Section 9.2. Indemnification. (a) From and after the Closing Date, Buyers shall, jointly and severally, indemnify and hold harmless Sellers, their affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (the "Seller Indemnified Parties") from and against (i) any Assumed Liabilities,
(ii) any Post-Closing Claims, and (iii) any Liabilities arising from or related to any breach of any representation or warranty which survives the Closing made by or on behalf of Buyers under this Agreement or in any Schedule to this Agreement or any certificate, document or other instrument contemplated hereby and delivered in connection herewith; provided, however, that such indemnification shall be net of any and all related tax, insurance or other benefit received by the Seller Indemnified Parties, and shall be net of any offset that the Indemnifying Party may have resulting from claims against the Sellers Indemnified Parties hereunder.

         (b) From and after the Closing Date, Sellers shall, jointly and severally, indemnify and hold harmless Buyers, their affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (the "Buyer Indemnified Parties"), from and against (i) any Excluded Liabilities, and (ii) any Liabilities arising from or related to any breach of any representation or warranty which survives the Closing made by or on behalf of Sellers under this Agreement or in any Schedule to this Agreement or any certificate, document or other instrument contemplated hereby and delivered in connection herewith; provided, however, that such indemnification shall be net of any and all related tax, insurance and other benefits received by the Buyer Indemnified Parties, and shall be net of any offset that the Indemnifying Party may have resulting from claims against the Buyer Indemnified Parties hereunder; and provided, further, that this Section 9.2(b) shall not apply to indemnity claims relating to Taxes, as those claims are governed solely by Section 6.5 above. Buyers acknowledge that at some time after Closing Sellers may liquidate, and Buyers agree that Masco Corporation shall have no liability for any indemnity claims of the Buyer Indemnified Parties hereunder.

     Section 9.3. Third Party Claims. If a claim by a third party is made against an indemnified party, and if such party intends to seek indemnity with respect thereto under this Article 9, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of their own choosing and at their own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, however, that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party, provided that the fees and expenses of such counsel shall be borne by such indemnified party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the indemnified party, enter into any settlement that
(i) does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all indemnified parties (i.e. the Seller Indemnified Party or the Buyer Indemnified Party, as the case may be) of unconditional release from all liability with respect to such claim or consent to entry of any judgment, (ii) provides for injunctive relief, and (iii)
subjects any indemnified party to any restrictions or obligations. Any settlement by the indemnifying party shall not damage the ongoing business of the indemnified party.

                                   ARTICLE 10
                                   ----------
                                   Termination
                                   -----------

     Section 10.1. Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing Date:

     (a) by the mutual written consent of Sellers and Buyers; or

     (b) by either Sellers or Buyers if the Closing Date shall not have occurred by the close of business on January 31, 2002 (unless the only unsatisfied condition to Closing is that the waiting period under the HSR Act shall not have terminated or elapsed); provided, that the failure to close on or before such date did not result from the failure by the party seeking termination to fulfill any undertaking or commitment or to perform any covenant or agreement provided for in this Agreement, and provided, further, that Sellers and Buyers may agree in writing to extend such date prior thereto to any subsequent date or dates approved by Sellers and Buyers; or

     (c) by either Sellers or Buyers if the representations and warranties of the other shall not, except as affected by transactions contemplated by this Agreement or changes which individually or in the aggregate shall not have a Material Adverse Effect on the business, results of operations or financial condition of the Sellers or Buyers, taken as a whole, be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and if the other party shall not have delivered at the Closing a certificate to that effect dated the Closing Date; or

     (d) by either Sellers or Buyers if either of them determines in good faith that this transaction has become inadvisable by reason of pending or threatened litigation of a material nature by any governmental authority or third party to restrain or prohibit the Closing or to obtain damages or other relief in connection with this transaction or the Buyers will not obtain HSR approval of the transaction; provided that Buyers may not terminate this Agreement on these grounds if Buyers have not complied with their obligations under Section 4.2; or

     (e) by either Sellers or Buyers if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

     Section 10.2. Procedure and Effect of Termination. In the event of termination or abandonment of this Agreement by either or both of Sellers or Buyers pursuant to Section 10.1, written notice thereof shall be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, except that the provisions of this Section and Sections 4.1(b), (c), (d), (e), (f), 4.9 and 11.5 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party of any liability for any breach of any covenant or agreement contained in this Agreement. If this Agreement is terminated, all filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

                                   ARTICLE 11
                                   ----------
                                  Miscellaneous
                                  -------------

     Section 11.1. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 11.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

     Section 11.3. Entire Agreement. This Agreement (including agreements incorporated or referred to in this Agreement) and the Schedules and Exhibits to this Agreement contain the entire agreement between the parties with respect to the purchase and sale of the assets between the parties hereto and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, among the parties or any of them with respect to said transaction. There are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement. This Agreement is not intended to confer upon any person not a party to this Agreement or their successors, assigns and holders of any security interests any rights or remedies hereunder. The Schedules and Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in this Agreement.

     Section 11.4. Legal Enforceability; Construction. (a) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     (b) Neither this Agreement nor any provision hereof shall be construed for or against any party because the Agreement as a whole, or any provision of the Agreement, was requested or drafted by such party.

     Section 11.5. Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party to this Agreement shall bear its own expenses incident to the preparation, execution, and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. The undertakings of this Section 11.5 shall survive any termination or abandonment of this Agreement.

     Section 11.6. Specific Performance. Each of Buyers on the one hand, and Sellers on the other hand, acknowledge and agree that failure by the other to perform their obligations under this Agreement would cause such party or parties to be materially and irreparably injured and to suffer material loss, and that such injury and loss cannot be fully or adequately compensated by the payment of money or by an award of damages and each shall be entitled to the specific performance of this Agreement, in addition to all other remedies that each might have, and that each of them will not object to and will not hinder or delay the entry of a decree of specific performance against it in any action or suit brought under or in respect of this Agreement.

     Section 11.7. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly given when delivered personally, sent by messenger or by documented overnight delivery service, mailed by registered or certified mail (return receipt requested) or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Sellers and, prior to the Closing Date, the Selling Companies shall be addressed to:

                  LifeStyle Furnishings International
                  4000 LifeStyle Court
                  High Point, NC 27265
                  Attn:  Ronald J. Hoffman
                  Fax No.: (336) 878-7005

                           with a copy to:

                  Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 230 N. Elm Street, Suite 2000
                  Renaissance Plaza
                  Greensboro, NC 27401
                  Attn:  Marc D. Bishop
                  Fax No.:  (336) 378-1001

or at such other address and to the attention of such other person as Sellers may designate by written notice to Buyer. Notices to Buyers shall be addressed to:

                  Furniture Brands International, Inc.
                  101 South Hanley Road, 19th Floor
                  St. Louis, MO 63105
                  Attn:  Secretary
                  Fax No.: 314-863-7047

                           with a copy to:

                  Furniture Brands International, Inc.
                  Attn:  General Counsel
                  at the same address

or at such other address and to the attention of such other person as Buyer may designate by written notice to Sellers.

     Section 11.8. Successors and Assigns; No Third Party Beneficiaries. (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that no party will assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the express prior written consent of each other party, except Buyers may assign its right to purchase the Acquired Assets to a wholly-owned subsidiary of Buyers so long as Buyers remain liable for all their obligations hereunder and Sellers may assign any of their rights and obligations hereunder to parents or Masco Corporation.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party, and, nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 11.9. Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained in this Agreement mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined in this Agreement are equally applicable to both the singular and plural forms of such terms. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. As used in this Agreement, the term "person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     Section 11.10. Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in a Schedule or Exhibit is or is not material for purposes of this Agreement.

     Section 11.11. Amendments and Waivers. (a) This Agreement and the documents related to this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought, and expressly stating it to be such amendment.

     (b) Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     (c) At any time prior to the Closing Date, the parties may, to the extent permitted by applicable law, (a) extend the time or the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement.

     Section 11.12. Knowledge. (a) An individual will be deemed to have "knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) such individual could have discovered such fact through a reasonable inquiry concerning the existence of such fact.

     (b) An entity other than an individual will be deemed to have "knowledge" of a particular fact or other matter if any individual who is currently serving as an elected officer of such entity (or in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter; provided, however that the term "knowledge of the Sellers" or "knowledge of the Selling Companies" shall not be deemed to include any actual or deemed knowledge of Pacific or any individual who is an elected officer of Pacific but is not an elected officer of any other Seller.

     Section   11.13.   Bulk  Transfer   Acts.   Buyers  hereby  waive  Sellers'
noncompliance with any applicable bulk transfer provisions of the Uniform Commercial Code as adopted in any state, or any other applicable bulk transfer laws, in connection with the transactions contemplated by this Agreement. Sellers agree to satisfy all creditors that come within the protection of the bulk transfer provisions and whose debts are not Assumed Liabilities so that Buyers shall never have to pay any such obligations as a result of this waiver.

     IN WITNESS WHEREOF, this Agreement has been signed by each of the parties as of the date first above written.


LifeStyle Furnishings International Ltd.   Furniture Brands International, Inc.


By:  /s/  Ronald J. Hoffman                 By:     /s/  David P. Howard
      --------------------------------          --------------------------------
      Ronald J. Hoffman                             David P. Howard
      Its:  Vice President and CFO                  Its: Vice President


Henredon Furniture Industries, Inc.         HDM Furniture Industries, Inc.


By:       /s/  Ronald J. Hoffman            By:     /s/  David P. Howard
      ---------------------------------        ---------------------------------
      Ronald J. Hoffman                             David P. Howard
      Its: Vice President                           Its: Vice President


Drexel Heritage Furnishings Inc.


By:       /s/  Ronald J. Hoffman
      ----------------------------------
      Ronald J. Hoffman
      Its: Vice President

Maitland-Smith, Inc.


By:       /s/  Ronald J. Hoffman
      ------------------------------------
      Ronald J. Hoffman
      Its: Vice President


Maitland-Smith Pacific, Ltd.


By:       /s/  Ronald J. Hoffman
      --------------------------------------
      Ronald J. Hoffman
      Its: Vice President